Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HIGHLAND TRANSCEND PARTNERS I CORP.,

PICASSO MERGER SUB I, INC.,

PICASSO MERGER SUB II, LLC,

PICASSO MERGER SUB III, LLC,

CARLYLE PARTNERS VII PACER HOLDINGS, L.P.,

CP VII PACER CORP.,

CP VII PACER EU L.P.,

PACKABLE HOLDINGS, LLC,

AND

SOLELY IN ITS
CAPACITY AS THE HOLDER REPRESENTATIVE, SHAREHOLDER
REPRESENTATIVE SERVICES LLC

DATED AS OF SEPTEMBER 8, 2021

i

v

ANNEXES

Annex A – Form of Surviving Pubco Certificate of Incorporation
Annex B – Form of Surviving Pubco Bylaws
Annex C – Form of Amended and Restated Registration Rights Agreement
Annex D – Form of Certificate of Merger I – First Blocker Merger
Annex E – Form of Certificate of Merger II – Second Blocker Merger
Annex F – Form of Certificate of Merger III – First HTP Merger
Annex G – Form of Certificate of Merger IV – Second HTP Merger
Annex H – Form of Certificate of Merger V – Company Merger
Annex I – Form of Surviving Company A&R LLCA
Annex J – Form of Tax Receivable Agreement
Annex K – Form of Exchange Agreement
Annex L – Form of Company Voting and Support Agreement
Annex M – Form of Sponsor Letter Agreement
Annex N – Form of Incentive Equity Plan
Annex O – Form of Purchase Plan

SCHEDULES

Schedule A – Earnout
Schedule 1.01 – Specified Company Members
Schedule 10.06 – Surviving Pubco Board

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September [9], 2021, is entered into by and among (i) Highland Transcend Partners I Corp., a Cayman Islands exempted company (NYSE: HTPA.U), which shall domesticate as a Delaware corporation in accordance herewith (“HTP”), (ii) Picasso Merger Sub I, Inc., a Delaware corporation and wholly owned direct Subsidiary of HTP (“Blocker Merger Sub I”), (iii) Picasso Merger Sub II, LLC, a Delaware limited liability company and wholly owned direct Subsidiary of HTP (“Blocker Merger Sub II” and together with Blocker Merger Sub I, “Blocker Merger Subs”), (iv) Picasso Merger Sub III, LLC, a Delaware limited liability company and a wholly owned direct Subsidiary of HTP (“Company Merger Sub”, and together with HTP and the Blocker Merger Subs, the “HTP Parties”), (v) Carlyle Partners VII Pacer Holdings, L.P., a Delaware limited partnership (“Pacer Holdings”), (vi) CP VII Pacer Corp., a Delaware corporation (“Pacer Corp. Blocker”), (vii) CP VII Pacer EU L.P., a Delaware limited partnership (“Pacer L.P.  Blocker” and together with Pacer Corp. Blocker, the “Blockers” and together with Pacer Holdings, the “Blocker Parties”), (viii) Packable Holdings, LLC, a Delaware limited liability company (formerly known as Entourage Commerce, LLC, the “Company”), and (ix) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Holders hereunder (the “Holder Representative”).  Each of HTP, Blocker Merger Subs, Company Merger Sub, the Blocker Parties, the Company and the Holder Representative are referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, HTP is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and has formed each of the Blocker Merger Subs and the Company Merger Sub in order to consummate the Transactions (as defined below);

WHEREAS, at least one day prior to the Closing (as defined below), upon the terms and subject to the conditions of this Agreement, HTP will domesticate as a Delaware corporation (“Surviving Pubco”) in accordance with the DGCL (as defined below) and the Cayman Islands Companies Act (as defined below) (the “Domestication”);

WHEREAS, prior to the Closing, the Blocker Parties and certain of their Affiliates (as defined below) will consummate an internal restructuring as described on Section 2.04 of the Blocker Disclosure Schedule (as defined below) (the “Pre-Closing Blocker Reorganization”);

WHEREAS, prior to the Closing, in connection with the Pre-Closing Blocker Reorganization, Pacer L.P. Blocker will be converted into a Delaware limited liability company that elects as of conversion to be classified as a C corporation for U.S. federal income tax purposes;

WHEREAS, concurrently with the Domestication, HTP will file a certificate of incorporation (the “Surviving Pubco Certificate of Incorporation”) with the Secretary of State of the State of Delaware substantially in the form attached as Annex A and adopt bylaws substantially in the form attached as Annex B which provide, among other things, that Surviving Pubco will have two classes of common stock: Surviving Pubco Class A Shares and Surviving Pubco Class B Shares (each, as defined below);

WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement, at the Blocker Mergers Effective Time (as defined below), simultaneously (i) Blocker Merger Sub I will merge with and into Pacer Corp. Blocker, with Pacer Corp. Blocker as the surviving corporation and wholly owned Subsidiary of Surviving Pubco (the “First Blocker Merger”), and (ii) Blocker Merger Sub II will merge with and into Pacer L.P.  Blocker (following its conversion to a Delaware limited liability company), with Pacer L.P.  Blocker as the surviving company and wholly owned Subsidiary of HTP (the “Second Blocker Merger”, and together with the First Blocker Merger, the “Blocker Mergers”), and immediately thereafter, at the HTP Mergers Effective Time, simultaneously (i) Pacer Corp. Blocker will merge with and into Surviving Pubco, with Surviving Pubco as the surviving company (the “First HTP Merger”), and (ii) Pacer L.P. Blocker will merge with and into Surviving Pubco, with Surviving Pubco as the surviving company (the “Second HTP Merger” and together with the First HTP Merger, the “HTP Mergers”);

WHEREAS, for U.S.  federal (and, as applicable, state and local) income Tax purposes, the Parties intend that (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement be adopted as a “plan of reorganization” with respect thereto for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the First Blocker Merger and the First HTP Merger will be treated as a single integrated transaction that is treated as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be adopted as a “plan of reorganization” with respect thereto for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder and (iii) the Second Blocker Merger and the Second HTP Merger will be treated as a single integrated transaction that is treated as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be adopted as a “plan of reorganization” with respect thereto for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, following the HTP Mergers, upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Company Merger Sub shall be merged with and into the Company, whereupon the separate limited liability company existence of Company Merger Sub shall cease and the Company shall be the Surviving Company (the “Company Merger” and together with the Blocker Mergers and the HTP Mergers, the “Mergers”) and continue its existence under the LLC Act (as defined below);

WHEREAS, the respective boards of directors or equivalent governing bodies of each of the HTP Parties, the Blocker Parties and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement and the Ancillary Agreements, including, as applicable, the Domestication, the Pre-Closing Blocker Reorganization, the Mergers, the issuance of Surviving Pubco Class A Shares in connection with the Blocker Mergers and the issuance of Surviving Pubco Class B Shares, Surviving Company Membership Units, Surviving Company RCUs, Surviving Pubco Class A RSRs and Surviving Pubco Class B RSRs in connection with the Company Merger (collectively, the “Transactions”) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Partnership Act and the LLC Act, as applicable, and have recommended to their respective equityholders the approval of the Transactions;

WHEREAS, HTP, in its capacity as the sole member of Company Merger Sub and the sole equityholder of the Blocker Merger Subs, has, by its execution and delivery hereof, approved and adopted this Agreement and the Mergers in accordance with the DGCL and the LLC Act, as applicable;

WHEREAS, prior to the Domestication, HTP will provide an opportunity to its shareholders to have their issued and outstanding HTP Class A Ordinary Shares (as defined below) redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of HTP, dated December 3, 2020, as the same may be amended from time to time (the “HTP Governing Document”), in connection with the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to HTP’s willingness to enter into this Agreement, the Blockers, the Blocker Owners and certain executive officers, directors and affiliates of the Company have entered into a Voting and Support Agreement with HTP substantially in the form attached as Annex L (the “Company Voting and Support Agreement”);

WHEREAS, within ten (10) Business Days following the date that HTP receives, and notifies the Company of HTP’s receipt of, SEC (as defined below) approval and effectiveness of the Registration Statement and/or Proxy Statement (in each case, as defined below), the Company will obtain the approval of this Agreement by the Company Voting Members (as defined below) in a form mutually and reasonably agreeable to HTP and the Company (the “Company Voting Member Approval”), and deliver a copy of the Company Voting Member Approval to HTP;

WHEREAS, concurrently with the execution and delivery of this Agreement, HTP and Sponsor (as defined below) have entered into a Letter Agreement substantially in the form attached as Annex M (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote all of its HTP Ordinary Shares (as defined below) in favor of the Transactions, (b) waive all anti-dilution provisions with respect to the HTP Class B Ordinary Shares (as defined below) in connection with the Transactions and (c) subject certain of its HTP Class A Ordinary Shares to certain vesting and forfeiture provisions as set forth therein in connection with the Closing;

WHEREAS, concurrently with the consummation of the Transactions, HTP will cause the Registration Rights Agreement, dated December 2, 2020, to be amended and restated substantially in the form attached as Annex C (the “Amended and Restated Registration Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Note Investors (as defined below) and the Company have entered into subscription agreements (the “Note Subscription Agreements”) pursuant to which the Company has issued to the Note Investors convertible promissory notes (the “Convertible Notes”) in the aggregate principal amount of $110,000,000 (the “Note Financing” and such aggregate amount, the “Note Financing Amount”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the PIPE Investors (as defined below) and HTP have entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have agreed to purchase an aggregate amount of $70,000,000 Surviving Pubco Class A Shares at a price per share equal to $10.00 at the Closing immediately prior to the Effective Time (the “PIPE Financing” and such aggregate amount, the “PIPE Financing Amount”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Company LLCA (as defined below) was amended to, among other things, treat the Transactions as a Deemed Liquidation Event (as defined therein) for all purposes thereunder;

WHEREAS, in connection with the Closing, Surviving Pubco, the Surviving Company, the Blocker Owners, the Holder Representative (or applicable replacement representative, as to be determined by the Company prior to Closing) and the Company Voting Members (as defined below) will enter into a Tax Receivable Agreement substantially in the form attached as Annex J (the “Tax Receivable Agreement”); and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative will serve as a representative of the Holders (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the HTP Parties, the Blockers, the Company and the Holder Representative agree as follows:

ARTICLE 1
Certain Definitions

Section 1.01          Definitions.  As used herein, the following terms shall have the following meanings:

“2021 Financial Statements” has the meaning specified in Section 10.04(c)(iii).

“Acquired Surviving Company Units” has the meaning specified in Section 4.03(a).

“Acquisition Transaction” has the meaning specified in Section 10.10.

“Action” means any claim, action, suit, investigation, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.

“Additional Audited Financial Statements” has the meaning specified in Section 8.08(a).

“Additional Financial Statements” has the meaning specified in Section 8.08(a).

“Additional Unaudited Financial Statements” has the meaning specified in Section 8.08(a).

 “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Affiliate Transactions” has the meaning specified in Section 6.20(c).

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Aggregate Exercise Price” means the aggregate amount of exercise price that would be paid to the Company in respect of the exercise in full of all Counted Options immediately prior to the Effective Time in accordance with the terms of the applicable option agreement or warrant agreement, as applicable, with the Company pursuant to which such Counted Options were issued.

“Aggregate Series B Liquidation Preference” means an amount equal to the aggregate liquidation preference payable with respect to the outstanding Company Series B Preferred Units, as determined in accordance with the Company LLCA.

“Agreement” has the meaning specified in the Preamble hereto.

“AICPA” means the American Institute of Certified Public Accountants.

“Allocation Statement” has the meaning specified in Section 4.08.

“Amended and Restated Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Ancillary Agreements” means the Company Voting and Support Agreement, the Sponsor Letter Agreement, the Amended and Restated Registration Rights Agreement, the PIPE Subscription Agreements, the Letters of Transmittal, the Surviving Company A&R LLCA, the Exchange Agreement, the Tax Receivable Agreement, the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws and the other agreements, instruments and documents expressly contemplated hereby or by the Transactions.

“Announcement 8-K” has the meaning specified in Section 10.08.

“Anti-Corruption Laws” means the U.S.  Foreign Corrupt Practices Act, UK Bribery Act and all other applicable anti-corruption laws.

“Anti-Money Laundering Laws” has the meaning specified in Section 6.24(h).

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approved Stock Exchange” means the New York Stock Exchange (“NYSE”) or any other national securities exchange that may be agreed upon by the Parties.

“Audited Financial Statements” has the meaning specified in Section 6.07(a)(i).

“Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all HTP Share Redemptions), plus (ii) the net amount of proceeds actually received by HTP from the Financing Sources.

“Blocker Disclosure Schedule” means the confidential disclosure schedules delivered by the Blockers to HTP concurrently with the execution and delivery of this Agreement.

“Blocker Equity Interests” means, with respect to each Blocker, the issued and outstanding equity interests or limited liability company units, as applicable, in such Blocker immediately prior to the Blocker Mergers Effective Time.

 “Blocker Merger Sub I” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub II” has the meaning specified in the Preamble hereto.

“Blocker Merger Subs” has the meaning specified in the Preamble hereto.

“Blocker Mergers” has the meaning specified in the Recitals hereto.

“Blocker Mergers Effective Time” has the meaning specified in Section 3.03(b).

“Blocker Owned Company Equity Interests” has the meaning specified in Section 5.02(b).

“Blocker Owners” means, with respect to the Pacer Corp. Blocker, CP VII Pacer Holdings, L.P., and with respect to the Pacer L.P. Blocker, CP VII Pacer AIF Holdings, S.C.Sp.

“Blocker Parties” has the meaning specified in the Preamble hereto.

“Blocker Representations” has the meaning specified in Section 5.10.

“Blocker Written Consents” means, collectively, the written consents executed by all of the members or stockholders, as applicable, of each of the Blockers evidencing (a) the adoption and approval of this Agreement, such Blocker’s respective Blocker Merger and the other Transactions (including the Pre-Closing Blocker Reorganization), (b) the appointment of the Holder Representative as the initial Holder Representative hereunder, and (c) the adoption and approval of all agreements and documentation required to be entered into by or delivered by such Blocker in connection with the obligations of such Blocker under this Agreement or the other Transactions.

“Blockers” has the meaning specified in the Preamble hereto.

“Business Combination” has the meaning given to such term in the HTP Governing Document.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California or Wilmington, Delaware are authorized or required by Law to close.

“Cancelled Equity Interests” has the meaning specified in Section 4.06.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and, for the avoidance of doubt, any amendment thereto (including pursuant to the Consolidated Appropriations Act, 2021 (Public Law 116-260)).

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act.

“Certificate of Merger I” has the meaning specified in Section 3.01(a).

“Certificate of Merger II” has the meaning specified in Section 3.01(b).

“Certificate of Merger III” has the meaning specified in Section 3.01(c).

“Certificate of Merger IV” has the meaning specified in Section 3.01(d).

“Certificate of Merger V” has the meaning specified in Section 3.01(e).

“Certificates of Merger” has the meaning specified in Section 3.01(e).

“Closing” has the meaning specified in Section 3.03(a).

“Closing Date” has the meaning specified in Section 3.03(a).

“Closing Press Release” has the meaning specified in Section 10.08.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 6.12(a).

“Company Board” means the board of managers of the Company.

“Company Common Units” means Common Units as defined in the Company LLCA and authorized by the Company under the Company LLCA.

“Company Cure Period” has the meaning specified in Section 12.01(b)(i).

“Company Designees” has the meaning specified in Section 10.06.

“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to HTP concurrently with the execution and delivery of this Agreement.

“Company Equity Plan” means the Company’s 2018 Equity Incentive Plan.

“Company Incentive Units” means Incentive Units as defined in the Company LLCA and authorized by the Company under the Company LLCA.

“Company IT Systems” means computers, Software, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, the Company or any of its Subsidiaries.

“Company LLCA” means the Amended and Restated Limited Liability Agreement of the Company, dated as of the date hereof, by and among the Company and each of the Members (as defined therein), as amended, restated, supplemented, modified or waived from time to time in accordance with its terms.

“Company Merger” has the meaning specified in the Recitals hereto.

 “Company Merger Sub” has the meaning specified in the Preamble hereto.

“Company Option” means (a) each outstanding option to purchase Company Units granted or otherwise issued pursuant to the Company Equity Plan and (b) any outstanding warrant to purchase Company Units issued pursuant to the Warrant to Purchase Common Units of the Company, issued on July 24, 2020 (the “Company Warrant Agreement”) (such clause (b) of this definition, the “Outstanding Warrant”), in each case of the foregoing clauses (a) and (b) of this definition, whether vested or unvested, that is outstanding immediately prior to the Effective Time.

“Company Permits” has the meaning specified in Section 6.10(b).

“Company PII” means all Personally Identifiable Information that is Processed by or on behalf of the Company or its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s or its Subsidiaries’ products, services or operations.

“Company Preferred Units” means the Company Series A Preferred Units, the Company Series B Preferred Units and Company Series B-1 Preferred Units.

“Company Privacy Policies” means all written, current and, to the extent applicable, prior written public or internal policies, procedures and representations of the Company or its Subsidiaries to the extent relating to data security or the Processing of Company PII, including the Data Protection Program.

“Company Representations” has the meaning specified in Section 5.10.

“Company Series A Preferred Units” means the Series A Preferred Units, as defined in the Company LLCA and as authorized by the Company under the Company LLCA.

“Company Series B Preferred Units” means the Series B Preferred Units, as defined in the Company LLCA and as authorized by the Company under the Company LLCA.

“Company Series B-1 Preferred Units” means the Series B-1 Preferred Units, as defined in the Company LLCA and as authorized by the Company under the Company LLCA.

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries or on any of their respective behalves or for which any of them are liable (whether or not billed or accrued for) as a result of or in connection with the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) all retention, transaction, change of control, severance, or similar bonuses, payments or amounts that are created, accelerated, accrue or become payable to any employee, officer, director, independent contractor, or other service provider of the Company or any of its Subsidiaries solely as a result of the execution or delivery of this Agreement or the consummation of the Transactions (in each case, including related employer, payroll or similar obligations in respect of Taxes), and (c) the Holder Representative Amount.

“Company Units” the authorized units of the Company under the Company LLCA, comprised of Company Common Units, Company Preferred Units and Company Incentive Units.

“Company Voting and Support Agreement” has the meaning specified in the Recitals hereto.

“Company Voting Member Approval” has the meaning specified in the Recitals hereto.

“Company Voting Members” means the Holders that collectively hold a number of Company Units sufficient to cause the Company Voting Member Approval to be effective in accordance with the Company LLCA.

“Company Waiving Parties” has the meaning specified in Section 14.16(b).

“Company Warrant Agreement” has the meaning specified in the definition of Company Option.

“Completion 8-K” has the meaning specified in Section 10.08.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of April 15, 2021, between the Sponsor and the Company.

“Contracts” means any contract, agreement, subcontract, lease, sublease, conditional sales contract, purchase or service order, license, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.

“Converted Option” has the meaning specified in Section 4.05.

“Convertible Notes” has the meaning specified in the Recitals hereto.

“Convertible Notes Conversion” has the meaning specified in Section 4.07.

“Counted Options” means Company Options (other than the Outstanding Warrant) that are vested immediately prior to the Effective Time (or that would be vested upon consummation of the Transactions); provided that, if the total number of Company Units issuable upon exercise in full (on a cash settled basis) of all unvested Company Options (other than the Outstanding Warrant) immediately prior to the Effective Time would exceed 3% of sum of (x) the total outstanding Company Units immediately prior to the Effective Time, determined on an as-converted to Common Unit basis, plus (y) the total number of Company Units issuable upon exercise of all Company Options immediately prior to the Effective Time plus (z) the remaining balance of the pool of unallocated Company Units available for award as Company Options as of the date of this Agreement (such excess, the “Excess Counted Options”), then the Counted Options shall include such Excess Counted Options, and HTP and the Company shall in good faith agree, prior to the Company’s delivery to HTP of the Allocation Statement pursuant to Section 4.08, upon a schedule setting forth the details of such Excess Counted Options to be included in the definition of Fully Diluted Company Units hereunder (the “Excess Counted Options Schedule”).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in each case in connection with or in response to COVID-19, including the CARES Act.

“COVID-19 Response Measures” means any reasonable action, taken or omitted to be taken after the date of this Agreement that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures”, including the establishment of any policy, procedure or protocol.

“Damages” means all fines, losses, damages, liabilities, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).

“Data Protection Program” has the meaning specified in Section 6.22(a).

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement, which shall not exceed the amount set forth in Section 7.11 of the HTP Disclosure Schedule.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” means the HTP Disclosure Schedule, the Blocker Disclosure Schedule and the Company Disclosure Schedule.

“Domestication” has the meaning specified in the Recitals hereto.

“Domestication Effective Time” has the meaning specified in Section 2.01.

“Earnout Pro Rata Portion” has the meaning specified in Schedule A.

“Earnout Series Amount” means a number equal to (a) 3,000,000 multiplied by (b) the applicable Earnout Participant’s Earnout Pro Rata Portion.

“Effective Time” has the meaning specified in Section 3.03(d).

“Employment Laws” has the meaning specified in Section 6.13(b)(i).

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment or health and safety, including those related to the use, generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials.

“ERISA” has the meaning specified in Section 6.12(a).

“Excess Counted Options” has the meaning specified in the definition of Counted Options.

“Excess Counted Options Schedule” has the meaning specified in the definition of Counted Options.

“Exchange Act” has the meaning specified in Section 7.08(a).

“Exchange Agent” has the meaning specified in Section 4.09(a).

“Exchange Agent Agreement” means an exchange agent agreement in customary form to be entered into between Surviving Pubco and the Exchange Agent.

“Exchange Agreement” has the meaning specified in Section 4.10(a)(iv).

“Exchange Agreement Joinder” has the meaning specified in Section 4.09(b).

“Financial Statements” has the meaning specified in Section 6.07(a)(ii).

“Financing Sources” means the PIPE Subscription Agreements.

“First Blocker Merger” has the meaning specified in the Recitals hereto.

“First HTP Merger” has the meaning specified in the Recitals hereto.

 “Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of the representations and warranties by such Party set forth inArticle 5, Article 6 or Article 7 as applicable.  Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Fully Diluted Company Units” means the sum of (without duplication with respect to clauses (a), (b) and (c) of this definition) (a) the Company Units that are issued and outstanding immediately prior to the Effective Time (but after the Pre-Closing Blocker Reorganization), including all Company Common Units issuable upon conversion of the outstanding Company Preferred Units, (b) the Company Units that would be issued upon the cash settlement (as opposed to the “net settlement”) of all Counted Options, if such Counted Options were exercised or settled in full upon payment of the full cash exercise price thereof and (c) the Company Units that would be issued upon the cash settlement (as opposed to “net settlement”) of the Outstanding Warrant, if such Outstanding Warrant was exercised or settled in full upon payment of the full cash exercise price.

“Funding Amount” has the meaning specified in Section 4.09(a)(iii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S.  political party, non-U.S.  party official or any candidate for political office.  Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”

“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court, arbitral body or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.

 “Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under Environmental Law, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HTP Representations” has the meaning specified in Section 5.10.

“Holder Representative” has the meaning specified in Section 13.01.

“Holder Representative Amount” means $100,000.

“Holders” means all Persons who hold any Company Units immediately prior to the Effective Time.

“HTP” has the meaning specified in the Preamble hereto.

“HTP Board” means the Board of Directors of HTP.

“HTP Board Recommendation” has the meaning specified in Section 7.02(c)(iv).

“HTP Class A Ordinary Shares” means, prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of HTP.

“HTP Class B Ordinary Shares” means, prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of HTP.

“HTP Class B Ordinary Shares Conversion” has the meaning set forth in Section 2.03(b).

“HTP Cure Period” has the meaning specified in Section 12.01(c)(i).

“HTP Disclosure Schedule” means the confidential disclosure schedule delivered by HTP to the Company concurrently with the execution and delivery of this Agreement.

“HTP Extraordinary General Meeting” has the meaning specified in Section 10.05(a).

“HTP Financials” has the meaning specified in Section 7.08(b).

“HTP Governing Document” has the meaning specified in the Recitals hereto.

“HTP Material Adverse Effect” means (a) a material adverse change or a material adverse effect, individually or in the aggregate, on the assets, financial condition, business or operations of HTP, taken as a whole, or (b) any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of HTP to consummate the Transactions.

“HTP Material Contract” has the meaning specified in Section 7.17(c).

“HTP Mergers” has the meaning specified in the Recitals hereto.

“HTP Mergers Effective Time” has the meaning specified in Section 3.03(c).

“HTP Ordinary Shares” means HTP Class A Ordinary Shares and HTP Class B Ordinary Shares.

“HTP Parties” has the meaning specified in the Preamble hereto.

“HTP Public Warrant” means a right to acquire HTP Class A Ordinary Shares that was included in the units sold as part of HTP’s initial public offering.

“HTP Share Redemption” means the election of an eligible (as determined in accordance with the HTP Governing Document) Pre-Closing HTP Holder to exercise its HTP Shareholder Redemption Right in connection with the consummation of the Transactions.

“HTP Shareholder Approval” means the approval of the Transaction Proposals set forth in clauses (i) through (ix) of the definition thereof, in each case, by a two-thirds vote of votes cast by the holders of HTP Ordinary Shares at the HTP Extraordinary General Meeting, or such lesser standard as may be applicable to a specific Transaction Proposal, in accordance with the Proxy Statement and the HTP Governing Document.

“HTP Shareholder Redemption Right” means the right of a Pre-Closing HTP Holder to redeem HTP Class A Ordinary Shares in accordance with the HTP Governing Document, in connection with the consummation of the Transactions.

“HTP Sponsor Warrant” means warrants issued to Sponsor as part of HTP’s initial public offering.

“HTP Stock Value” means $10.00.

“HTP Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by HTP, its Affiliates or on any of their respective behalves or for which any of them are liable (whether or not billed or accrued for) as a result of or in connection with the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of a Business Combination (including this Agreement, the Ancillary Agreements and the Transactions), including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriter fees from HTP’s initial public offering and any retention, transaction, change of control or similar bonuses, payments or amounts), (ii) any fees pursuant to Section 10.02(a) and (iii) any filing fees payable by the Company or HTP to Governmental Authorities in respect of any filings to be made in connection with the Transaction under Antitrust Laws.

“HTP Waiving Parties” has the meaning specified in Section 14.16(a).

“HTP Warrants” means HTP Public Warrants and HTP Sponsor Warrants.

“Incentive Equity Plan” has the meaning specified in Section 10.09(a)(ii).

“Indebtedness” means (i) all indebtedness, whether or not contingent, for borrowed money, and (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument.

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including all: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, trade names, service names, brand names, corporate names, logos and any and all other indications of origin, including all goodwill associated therewith, (iii) copyrights, works of authorship, mask work rights, and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (iv) Internet domain names and social media identifiers and accounts, (v) trade secrets, know-how (including manufacturing and production processes and research and development information), confidential information, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) Software, (vii) databases and data collections, (viii) all registrations of and applications (whether provisional, pending or final) to register the foregoing, and all common law rights thereto, and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 10.03(a)(v).

“Interim Financial Statements” has the meaning specified in Section 6.07(a)(ii).

“Interim Period” has the meaning specified in Section 8.01.

“Issued Surviving Company Units” means the number of Acquired Surviving Company Units minus the number of Acquired Surviving Company Units held by HTP that are attributable to the Company Units held by the Blockers immediately prior to the Blocker Mergers (after giving effect to the Pre-Closing Blocker Reorganization).

“IPO” means the initial public offering of HTP pursuant to the Prospectus.

“Key Employees” means James Mastronardi, Guang Yan Wang, Merri Ghazaryan, Ian Cohen and Caressa Foreman.

“Labor Contract” has the meaning specified in Section 6.11(a)(iii).

“Law” means each provision of any statute, civil, criminal or common law, ordinance, rule, regulation, legislation, ordinance, order, code, treaty, ruling, directive, determination or decision, in each case, of any Governmental Authority or Governmental Order.

“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.

 “Letter of Transmittal” means the letter of transmittal, or similar instrument or interface of transmittal, including an electronic exchange website, in a form mutually and reasonably agreeable to HTP and the Company.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, claim, restriction or other lien of any kind.

“LLCA Counterpart” has the meaning specified in Section 4.09(b).

“LLC Act” means the Limited Liability Company Act of the State of Delaware.

“Majority Holders” has the meaning specified in Section 13.01.

“Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, a material and adverse effect, individually or in the aggregate, on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur in respect of the Company and its Subsidiaries: (i) the taking by the Company or any of its Subsidiaries of any COVID-19 Response Measures; (ii) any change in applicable Laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (iii) any change in interest rates or economic, financial or market conditions generally to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (iv) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement (or the obligations hereunder); provided that, this clause (iv) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Mergers has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect; (v) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event to the extent that such event does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (vii) the compliance with the express terms of this Agreement or (viii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of this Agreement; provided that, this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect.

“Merger Consideration” means (a) Merger Consideration Value, plus (b) the Aggregate Exercise Price.

“Merger Consideration Value” means $1,346,000,000.

“Mergers” has the meaning specified in the Recitals hereto.

“Minimum Cash” means an amount equal to (a) $225,000,000 minus (b) the Note Financing Amount.

“Note Investors” means those Persons who are participating in the Note Financing pursuant to a Note Subscription Agreement entered into with the Company as of the date hereof.

“Note Subscription Agreements” has the meaning specified in the Recitals hereto.

“NYSE” has the meaning specified in the definition of Approved Stock Exchange.

“Offer Documents” has the meaning specified in Section 10.04(b).

“Open Source Software” means Software that (a) is distributed as free Software, open source Software, copyleft Software or similar licensing or distribution models, or (b) requires as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.  “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) the Apache Software Foundation License, (b) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (c) The Artistic License (e.g., PERL), (d) the Mozilla Public License, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), (g) the Sun Industry Standards License (SISL), (h) Affero General Public License (AGPL), (i) Common Development and Distribution License (CDDL) or (j) any license or distribution agreement or arrangement now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.

“Option Exchange Ratio” means a number of shares of Surviving Pubco Class A Shares equal to the quotient of (a) (i) the Participating Merger Consideration divided by (ii) the HTP Stock Value divided by (b) the Participating Unit Number.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Blockers, the Company and its Subsidiaries (as applicable), consistent with past practice as determined from January 1, 2019, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law) and, in the case of an action taken by the Blockers, the Company or its Subsidiaries, a COVID-19 Response Measure taken to reasonably preserve the health and safety of current employees and independent contractors of the Company or any of its Subsidiaries who are natural persons.

“Outstanding Warrant” has the meaning specified in the definition of Company Option.

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Pacer Corp. Blocker” has the meaning specified in the Preamble hereto.

“Pacer Holdings” has the meaning specified in the Preamble hereto.

“Pacer L.P.  Blocker” has the meaning specified in the Preamble hereto.

“Participating Unit Number” means the number of Fully Diluted Company Units; provided that, if the Company Series B Preferred Units are not Participating Units, then the Participating Unit Number shall be the number of Fully Diluted Company Units, minus the number of all Company Common Units issuable upon conversion of the outstanding Company Series B Preferred Units as of immediately prior to the Effective Time.

“Participating Merger Consideration” means the Merger Consideration; provided that, if the Company Series B Preferred Units are not Participating Units, then the Participating Merger Consideration shall be the Merger Consideration minus the Aggregate Series B Liquidation Preference.

“Participating Units” means the outstanding Company Units, other than the Company Common Units issuable upon conversion of the outstanding Company Series B Preferred Units; provided that, the Participating Units shall include the Company Common Units issuable upon conversion of the outstanding Company Series B Preferred Units if the Aggregate Series B Liquidation Preference is an amount less than the aggregate amount of consideration that would be payable with respect to the Company Series B Preferred Units if such Company Series B Preferred Units converted into Company Common Units in accordance with the Company LLCA immediately prior to the Blocker Mergers Effective Time, as determined by dividing (i) the sum of (A) Merger Consideration plus (B) $180,000,000, which is the aggregate value of all of the Surviving Company RCUs and Surviving Pubco Class A RSRs, if fully vested by (ii) the number of Fully Diluted Company Units, in each case, valuing any securities issued in consideration for the Aggregate Series B Liquidation Preference or the Merger Consideration at the HTP Stock Value.

“Partnership Act” means the Delaware Revised Uniform Partnership Act.

“Parties” has the meaning specified in the Preamble hereto.

“PCAOB” means the U.S.  Public Company Accounting Oversight Board.

“Per Blocker Equity Interest Merger Consideration” means, with respect to each Blocker, (a) a number of Surviving Pubco Class A Shares equal to the quotient of (i) the Total Per Blocker Equity Consideration with respect to such Blocker divided by (ii) with respect to each Blocker, the number of outstanding Blocker Equity Interests of such Blocker as of immediately prior to the Blocker Mergers Effective Time, plus (b) if the Company Series B Preferred Units are Participating Units, a number of Surviving Pubco Class A RSRs equal to the Earnout Series Amount determined pursuant to Section 4.04(a), plus (c) the right to receive tax benefit payments payable under the Tax Receivable Agreement, if any, subject, in the case of each of the foregoing clauses (a) through (c) of this definition, to the execution of a Letter of Transmittal, LLCA Counterpart and TRA Counterpart.

“Per Company Participating Unit Merger Consideration” means (a) a number of Surviving Company Membership Units equal to the quotient of (i) (A) an amount equal to the Participating Merger Consideration, divided by (B) the HTP Stock Value, divided by (ii) the Participating Unit Number plus (b) an equal number of shares of Surviving Pubco Class B Shares plus (c) a number of Surviving Company RCUs and Surviving Pubco Class B RSRs equal to the Earnout Series Amount determined pursuant to Section 4.04(a), plus (d) the right to receive tax benefit payments, if any, payable under the Tax Receivable Agreement, if any, subject, in the case of each of the foregoing clauses (a) through (d) of this definition, to the execution of a Letter of Transmittal, LLCA Counterpart, TRA Counterpart and Exchange Agreement Joinder.

“Per Company Series B Preferred Unit Merger Consideration” means (a) (1) a number of Surviving Company Membership Units equal to the quotient of (i) (A) the Aggregate Series B Liquidation Preference divided by (B) the HTP Stock Value, divided by (ii) the number of outstanding Company Series B Preferred Units plus (2) an equal number of Surviving Pubco Class B Shares and (b) the right to receive certain tax benefit payments payable under the Tax Receivable Agreement if any, subject, in the case of each of the foregoing clauses (a) through (b) of this definition, to the execution of a Letter of Transmittal, LLCA Counterpart, TRA Counterpart and Exchange Agreement Joinder.

 “Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) pledges or deposits incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which adequate reserves have been made in accordance with GAAP, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses granted in the Ordinary Course of Business and (vi) Liens described on Section 1.01 of the Company Disclosure Schedule.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personally Identifiable Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used, directly or indirectly, to identify, contact or locate the individual, (ii) “personal data” as that or similar term is defined under any applicable Law and (iii) other information, the Processing of which is regulated by an applicable Law in relation to data protection or privacy.  Personally Identifiable Information may include (A) personal identifiers, such as name, address, telephone number, Social Security Number, date of birth, driver’s license number, identification number issued by a Governmental Authority, Taxpayer Identification Number and passport number, (B) online identifiers, e-mail addresses social media handles, Internet or Software-based usernames, Internet protocol addresses, cookie identifiers, device identifiers, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (D) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion or philosophy, political affiliation or sexual orientation, (E) biometric data, including fingerprint, retina or iris image, voice print or other unique physical representation or characteristic and (F) individual medical or health information, such as protected health information governed by the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

“PIPE Financing” has the meaning specified in the Recitals hereto.

“PIPE Financing Amount” has the meaning specified in the Recitals hereto.

“PIPE Subscription Agreements” has the meaning specified in the Recitals hereto.

“PIPE Investors” means those Persons who are participating in the PIPE Financing pursuant to a PIPE Subscription Agreement entered into with HTP as of the date hereof.

“Pre-Closing Blocker Reorganization” has the meaning specified in the Recitals hereto.

“Pre-Closing Flow-Through Tax Item” has the meaning specified in Section 10.03(f).

“Pre-Closing Flow-Through Tax Return” has the meaning specified in Section 10.03(f).

“Pre-Closing HTP Holders” means the shareholders of HTP at any time prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Primary Capital” means the Available Cash made available to the Surviving Company from the Trust Account and Financing Sources.

“Privacy Requirements” means any and all (a) Company Privacy Policies, (b) Contracts involving the Processing of Company PII, (c) applicable Laws that apply to security, privacy or Processing of Company PII, (d) industry self-regulatory requirements applicable to the protection or Processing of Company PII to which the Company purports to adhere and (e) binding guidance issued by any Governmental Authority that pertains to any of the applicable Laws or principles outlined in the foregoing clauses (c) or (d).

“Process” or “Processing” means, with respect to any data or Personally Identifiable Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personally Identifiable Information.

“Prospectus” has the meaning specified in Section 8.04.

“Proxy Statement” has the meaning specified in Section 10.04(a)(i).

“Purchase Plan” has the meaning specified in Section 10.09(b)(iii).

“Real Property Leases” has the meaning specified in Section 6.11(a)(iv).

“Registered Intellectual Property” has the meaning specified in Section 6.21(a).

 “Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by HTP under the Securities Act with respect to the Surviving Pubco Class A Shares to be issued pursuant to this Agreement.

“Related Party” has the meaning specified in Section 6.20(c).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.

“Representative Losses” has the meaning specified in Section 13.02(d).

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Restricted Common Unit” has the meaning specified in Surviving Company A&R LLCA.

“Restricted Stock Right” has the meaning specified in Surviving Pubco Certificate of Incorporation.

“Sanctions” has the meaning specified in Section 6.24(g)(i).

“SEC” means the U.S.  Securities and Exchange Commission.

“SEC Documents” has the meaning specified in Section 7.08(a).

“Section 16” has the meaning specific in Section 9.05.

“Second Blocker Merger” has the meaning specified in the Recitals hereto.

“Second HTP Merger” has the meaning specified in the Recitals hereto.

“Security Incident” means any incident involving (i) information security breaches, intrusions, or failures of the Company IT Systems or (ii) unauthorized access, theft, extraction, Processing, transfer, loss, disclosure, corruption, destruction or encryption of Company PII or other data held, in whatever form, by or on behalf of the Company or its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including without limitation viruses, Trojan horses, worms, malware and ransomware), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.

“Series 1 RCU” means Restricted Common Units of the Surviving Company, designated as “Series 1 RCUs” of the Surviving Company, as defined in the Surviving Company A&R LLCA.

“Series 2 RCU” means Restricted Common Units of the Surviving Company, designated as “Series 2 RCUs” of the Surviving Company, as defined in the Surviving Company A&R LLCA.

“Series 3 RCU” means Restricted Common Units of the Surviving Company, designated as “Series 3 RCUs” of the Surviving Company, as defined in the Surviving Company A&R LLCA.

“Series 4 RCU” means Restricted Common Units of the Surviving Company, designated as “Series 4 RCUs” of the Surviving Company, as defined in the Surviving Company A&R LLCA.

“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Significant Contract” has the meaning specified in Section 6.11(a).

“Signing Press Release” has the meaning specified in Section 10.08.

“Software” means any (a) computer, mobile, or device programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Specified Company Members” means the parties listed on Schedule 1.01 (without giving effect to the Pre-Closing Blocker Reorganization).

“Sponsor” means Highland Transcend Partners, LLC, a Cayman Islands limited liability company.

“Sponsor Letter Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a specified Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such specified Person.

“Surviving Blockers” has the meaning specified in Section 3.01(b).

“Surviving Company” has the meaning specified in Section 3.01(e).

 “Surviving Company A&R LLCA” has the meaning specified in Section 3.04.

“Surviving Company Membership Units” means the “Common Units” of the Surviving Company, as defined in the Surviving Company A&R LLCA.

“Surviving Company RCUs” means the Series 1 RCUs, the Series 2 RCUs, the Series 3 RCUs and the Series 4 RCUs.

“Surviving Pacer Corp. Blocker” has the meaning specified in Section 3.01(a).

“Surviving Pacer L.P. Blocker” has the meaning specified in Section 3.01(b).

“Surviving Pubco” has the meaning specified in the Recitals hereto.

“Surviving Pubco Board” has the meaning specified in Section 10.06.

“Surviving Pubco Bylaws” has the meaning specified in Section 2.02.

“Surviving Pubco Certificate of Incorporation” has the meaning specified in the Recitals hereto.

“Surviving Pubco Class A Public Warrant” has the meaning specified in Section 2.03(c).

“Surviving Pubco Class A RSRs” means the Surviving Pubco Class A Series 1 RSRs, the Surviving Pubco Class A Series 2 RSRs, the Surviving Pubco Class A Series 3 RSRs and the Surviving Pubco Class A Series 4 RSRs.

“Surviving Pubco Class A Series 1 RSRs” means Restricted Stock Rights of the Surviving Pubco, designated as “Class A Series 1 RSRs” of the Surviving Pubco in the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Class A Series 2 RSRs” means Restricted Stock Rights of the Surviving Pubco, designated as “Class A Series 2 RSRs” of the Surviving Pubco in the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Class A Series 3 RSRs” means Restricted Stock Rights of the Surviving Pubco, designated as “Class A Series 3 RSRs” of the Surviving Pubco in the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Class A Series 4 RSRs” means Restricted Stock Rights of the Surviving Pubco, designated as “Class A Series 4 RSRs” of the Surviving Pubco in the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Class A Shares” means the Class A Shares of Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Class B Shares” means the Class B Shares of Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Pro Forma Shares” means, without duplication with respect to clauses (a), (b), (c) and (d) of this definition, the aggregate number of Surviving Pubco Class A Shares equal to (a) the aggregate number of Surviving Pubco Class A Shares issued and outstanding immediately prior to the Blocker Mergers Effective Time (after giving effect to the HTP Share Redemptions, the Domestication and the HTP Class B Ordinary Shares Conversion) plus (b) the aggregate number of Surviving Pubco Class A Shares issuable pursuant to the consummation of the transactions contemplated in the PIPE Subscription Agreements or the conversion of the Convertible Notes, plus (c) the aggregate number of Surviving Pubco Class A Shares issuable in the Blocker Mergers, plus (d) the aggregate number of Surviving Pubco Class A Shares issuable upon settlement of the Surviving Pubco Class A RSRs.

“Surviving Pubco Class B RSRs” means the Surviving Pubco Class B Series 1 RSRs, the Surviving Pubco Class B Series 2 RSRs, the Surviving Pubco Class B Series 3 RSRs and the Surviving Pubco Class B Series 4 RSRs.

“Surviving Pubco Class B Series 1 RSRs” means Restricted Stock Rights of the Surviving Pubco, designated as “Class B Series 1 RSRs” of the Surviving Pubco in the Surviving Pubco Certificate of Incorporation and corresponding to the number of Series 1 RCUs of the Surviving Company held by Holders.

“Surviving Pubco Class B Series 2 RSRs” means Restricted Stock Rights of the Surviving Pubco, designated as “Class B Series 2 RSRs” of the Surviving Pubco in the Surviving Pubco Certificate of Incorporation and corresponding to the number of Series 2 RCUs of the Surviving Company held by Holders.

“Surviving Pubco Class B Series 3 RSRs” means Restricted Stock Rights of the Surviving Pubco, designated as “Class B Series 3 RSRs” of the Surviving Pubco in the Surviving Pubco Certificate of Incorporation and corresponding to the number of Series 3 RCUs of the Surviving Company held by Holders.

“Surviving Pubco Class A Series 4 RSRs” means Restricted Stock Rights of the Surviving Pubco, designated as “Class B Series 4 RSRs” of the Surviving Pubco in the Surviving Pubco Certificate of Incorporation and corresponding to the number of Series 4 RCUs of the Surviving Company held by Holders.

“Surviving Pubco Shares” means the shares of capital stock of Surviving Pubco as authorized in the Surviving Pubco Certificate of Incorporation including the Surviving Pubco Class A Shares and the Surviving Pubco Class B Shares.

“Surviving Provisions” has the meaning specified in Section 12.02.

“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.

“Tax Proceeding” has the meaning specified in Section 10.03(i).

“Tax Receivable Agreement” has the meaning specified in the Recitals.

“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.

“Trading Day” means a day on which the Trading Market is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Market” means New York Stock Exchange or such other principal United States securities exchange on which the Surviving Pubco Class A Shares are listed, quoted or admitted to trading.

“Terminating Company Breach” has the meaning specified in Section 12.01(b)(i).

“Terminating HTP Breach” has the meaning specified in Section 12.01(c)(i).

“Termination Date” has the meaning specified in Section 12.01(b)(ii).

“Top 15 Customers” has the meaning specified in Section 6.23(a).

“Top 15 Vendors” has the meaning specified in Section 6.23(b).

“Total Per Blocker Equity Consideration” means, with respect to each Blocker, a number of Surviving Pubco Class A Shares equal to (a)(1) if the Company Series B Preferred Units are not Participating Units, the number of Company Series B Preferred Units held by such Blocker as of immediately prior to the Blocker Mergers Effective Time, and after giving effect to the Pre-Closing Blocker Reorganization, multiplied by the quotient of (A) the Aggregate Series B Liquidation Preference, divided by (B) the HTP Stock Value, divided by (C) the number of outstanding Company Series B Preferred Units, or (2) if the Company Series B Preferred Units are Participating Units, the number of Company Common Units issuable upon conversion of the Company Series B Preferred Units held by such Blocker immediately prior to the Blocker Mergers Effective Time, multiplied by the quotient of (A) the Participating Merger Consideration, divided by (B) the HTP Stock Value, divided by (C) the Participating Unit Number, plus (b) the quotient of (1) (x) with respect to each Blocker, such Blocker’s cash and cash equivalents, if any, minus (y) with respect to each Blocker, such Blocker’s Indebtedness, if any, divided by (2) the HTP Stock Value. For the avoidance of doubt, the foregoing clause (b) may be a negative number.

“Transaction Proposals” has the meaning specified in Section 10.05(a).

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the Transactions.

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes that is incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Company Transaction Expenses) that is or was economically borne by HTP), including (i) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by the Company or any Subsidiary on or around the Closing Date; (ii) the fees, expenses and interest (including amounts treated as interest for U.S.  federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company or any Subsidiary with respect to the payment of indebtedness of the Company by (or for the benefit of) the Company or any Subsidiary on or prior to the Closing Date; (iii) payments made as a result of the exercise or payment for cancellation of Company Options on or around the Closing Date; (iv) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (i) or (iii) of this definition paid by the Company or any Subsidiary on or prior to the Closing Date; and (v) the payment of any other Company Transaction Expenses not included in clauses (i) through (iv).

“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trust Account” means the account established by HTP for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of December 2, 2020 by and between HTP and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“WARN” has the meaning specified in Section 6.13(b)(v).

Section 1.02         Construction.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes, Appendices and Schedules hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section”, “Annex”, “Appendix” and “Schedule” refer to the specified Article, Section, Annex, Appendix or Schedule of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (vii) the word “or” shall be disjunctive but not exclusive and (viii) references to anything having been “provided”, “made available” or “delivered” (or any other similar references) to any of the HTP Parties includes meaning that the relevant item has been posted in the electronic data site maintained by or on behalf of the Company in a location accessible to the HTP Parties no later than 8:00 p.m.  on the day immediately prior to the date hereof.

(b)         Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the HTP Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the HTP Disclosure Schedule, respectively.

(c)         Unless the context of this Agreement otherwise requires, references to any Law shall include all regulations and rules promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)          References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e)          The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent.  The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any Party.

(f)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.  Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York.

(g)          The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)          The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(i)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(j)          All monetary figures used herein shall be in United States dollars unless otherwise specified.

Section 1.03         Knowledge.  As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry of such Person’s direct reports, of  (a) in the case of the Company, Andrew Vagenas, Andreas Schulmeyer, Ian Cohen, Ash Mehra, Daniel Moses and Leanna Bautista, and (b) in the case of HTP, Ian Friedman, Paul Maeder, Dan Nova and Bob Davis.

ARTICLE 2
Pre-Closing Transactions

Section 2.01        Domestication.  Subject to receipt of the HTP Shareholder Approval, at least one day prior to the Closing, HTP shall cause the Domestication to become effective, including by  (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Certificate of Incorporation of HTP in substantially the form attached as Annex A, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and  (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies.  The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by HTP and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).

Section 2.02         Bylaws of HTP.  HTP shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of HTP shall be substantially in the form attached as Annex B (the “Surviving Pubco Bylaws”).

Section 2.03         Effects of the Domestication on the Capital Stock of HTP.  At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the HTP Parties or any holder of HTP Ordinary Shares or HTP Warrants:

(a)          each then issued and outstanding HTP Class A Ordinary Share will convert automatically, on a one-for-one basis, into one Surviving Pubco Class A Share;

(b)          each then issued and outstanding HTP Class B Ordinary Share will convert automatically, on a one-for-one basis, into one Surviving Pubco Class A Share (the “HTP Class B Ordinary Shares Conversion”);

(c)          each then issued and outstanding HTP Public Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving Pubco Class A Shares, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted HTP Public Warrant (a “Surviving Pubco Class A Public Warrant”);

(d)        each then issued and outstanding HTP Sponsor Warrant will convert automatically, on a one-for-one basis, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted HTP Sponsor Warrant, into a Surviving Pubco Class A Public Warrant; and

(e)          a series of Surviving Pubco Class B Shares shall be authorized, each share of which will have voting rights equal to a share of Surviving Pubco Class A Shares but which shall have no entitlement to earnings or distributions of Surviving Pubco.

Section 2.04         Pre-Closing Blocker Reorganization.   At least one day prior to the Closing Date, the Pre-Closing Blocker Reorganization shall be consummated in accordance with the steps described in Section 2.04 of the Blocker Disclosure Schedule.  Pacer Holdings shall take, and shall cause its Affiliates, including the general partner of Pacer Holdings to take, all necessary actions and obtain any necessary consents to consummate the Pre-Closing Blocker Reorganization immediately prior to the Blocker Mergers Effective Time, subject to and conditioned upon the consummation of the Closing.

ARTICLE 3
Mergers; Closing

Section 3.01         The Mergers.

(a)          The First Blocker Merger.  Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at least one day following the Domestication, at the Blocker Mergers Effective Time, Blocker Merger Sub I shall be merged with and into the Pacer Corp. Blocker.  As a result of the First Blocker Merger, the separate corporate existence of Blocker Merger Sub I shall cease, and Pacer Corp. Blocker shall continue as the surviving company and as a wholly owned subsidiary of Surviving Pubco (sometimes referred to, in such capacity, as the “Surviving Pacer Corp. Blocker”).  The First Blocker Merger shall be evidenced by a Certificate of Merger between Blocker Merger Sub I and Pacer Corp.  Blocker in substantially the form of Annex D (“Certificate of Merger I”).

(b)         The Second Blocker Merger.  Upon the terms and subject to the conditions set forth herein, and in accordance with the LLC Act, at the Blocker Mergers Effective Time, simultaneous with the First Blocker Merger, Blocker Merger Sub II shall be merged with and into the Pacer L.P.  Blocker.  As a result of the Second Blocker Merger, the separate limited liability company existence of Blocker Merger Sub II shall cease, and Pacer L.P.  Blocker shall continue as the surviving company and as a wholly owned subsidiary of Surviving Pubco (sometimes referred to, in such capacity, as the “Surviving Pacer L.P.  Blocker” and together with the Surviving Pacer Corp.  Blocker, the “Surviving Blockers”).  The Second Blocker Merger shall be evidenced by a Certificate of Merger between Blocker Merger Sub II and Pacer L.P.  Blocker in substantially the form of Annex E (“Certificate of Merger II”).

(c)         The First HTP Merger.  Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, immediately after the Blocker Mergers, at the HTP Mergers Effective Time, the Surviving Pacer Corp. Blocker shall be merged with and into Surviving Pubco.  As a result of the First HTP Merger, the separate corporate existence of the Surviving Pacer Corp.  Blocker, shall cease, and Surviving Pubco shall continue as the surviving company.  The First HTP Merger shall be evidenced by a Certificate of Merger between Surviving Pacer Corp.  Blocker and HTP in substantially the form of Annex F (“Certificate of Merger III”).

(d)         The Second HTP Merger.  Upon the terms and subject to the conditions set forth herein, and in accordance with the LLC Act and the DGCL, immediately after the Blocker Mergers, at the HTP Mergers Effective Time, the Surviving Pacer L.P.  Blocker shall be merged with and into Surviving Pubco.  As a result of the Second HTP Merger, the separate limited liability company existence of the Surviving Pacer L.P.  Blocker, shall cease, and Surviving HTP shall continue as the surviving company.  The Second HTP Merger shall be evidenced by a Certificate of Merger between Surviving Pacer L.P.  Blocker and HTP in substantially the form of Annex G (“Certificate of Merger IV”).

(e)          The Company Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the LLC Act, immediately after the HTP Mergers, at the Effective Time, Company Merger Sub shall be merged with and into the Company.  As a result of the Company Merger, the separate limited liability company existence of Company Merger Sub shall cease, and the Company shall continue as the surviving company (the “Surviving Company”).  The Company Merger shall be evidenced by a Certificate of Merger between Company Merger Sub and the Company in substantially the form of Annex H (“Certificate of Merger V” and collectively with Certificate of Merger I, Certificate of Merger II, Certificate of Merger III, and Certificate of Merger IV, the “Certificates of Merger”).

Section 3.02         Effects of the Mergers.

(a)          From and after the Blocker Mergers Effective Time, (i) Surviving Pacer Corp.  Blocker shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Blocker Merger Sub I and Pacer Corp.  Blocker, as provided in the DGCL and (ii) Surviving Pacer L.P.  Blocker shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Blocker Merger Sub II and Pacer L.P.  Blocker, as provided under the LLC Act.

(b)         From and after the HTP Mergers Effective Time, Surviving Pubco shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of each of Surviving Pacer Corp.  Blocker, Surviving Pacer L.P.  Blocker and HTP, as provided under the DGCL and the LLC Act.

(c)         From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company Merger Sub and the Company, as provided under the LLC Act.

Section 3.03         Closing; Effective Time.

(a)          Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, or remotely by the electronic exchange of documents, commencing at 10:00 a.m.  (New York time) on the date which is three (3) Business Days after the date on which all conditions set forth in Article 11 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as HTP and the Company may mutually and reasonably agree.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)         On the Closing Date, the Parties shall cause the Blocker Mergers to be consummated simultaneously by filing the applicable Certificates of Merger with the Secretary of State of the State of Delaware (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “Blocker Mergers Effective Time”).

(c)          On the Closing Date, and immediately after the Blocker Mergers Effective Time, the Parties shall cause the HTP Mergers to be consummated simultaneously by filing the applicable Certificates of Merger with the Secretary of State of the State of Delaware (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “HTP Mergers Effective Time”).

(d)          On the Closing Date and immediately after the HTP Mergers Effective Time, the Parties shall cause the Company Merger to be consummated by filing the applicable Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “Effective Time”).

Section 3.04         Certificates of Formation and Limited Liability Agreements of the Surviving Blockers, Surviving Pubco and the Surviving Company.  At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of the Blocker Merger Subs or HTP, the certificate of formation of Blocker Merger Sub I and Blocker Merger Sub II shall become the certificate of formation of Surviving Pacer Corp.  Blocker and Surviving Pacer L.P.  Blocker, respectively.  At the HTP Mergers Effective Time, by virtue of the HTP Mergers and without any action on the part of the Surviving Blockers or HTP, the HTP Governing Documents shall become the certificate of incorporation and the bylaws of Surviving Pubco.  At the Effective Time, by virtue of the Company Merger and without any action on the part of Company Merger Sub or the Company, each of the certificate of formation of the Company and the Company LLCA in effect as of immediately prior to the Effective Time shall become the certificate of formation and limited liability company agreement, respectively, of the Surviving Company, and shall be the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended as provided therein and under the LLC Act.  The Parties shall take all actions necessary so that the limited liability company agreement of the Surviving Company shall be amended and restated at the Effective Time substantially in the form attached as Annex I (the “Surviving Company A&R LLCA”), and the Surviving Company A&R LLCA shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein and under the LLC Act.  The Surviving Company and HTP shall cause the Surviving Company A&R LLCA to reflect that as of immediately following the Effective Time, Surviving Pubco holds, a number of Acquired Surviving Company Units equal to the number of Surviving Pubco Pro Forma Shares.

Section 3.05         Managers and Officers of the Surviving Company.  At the Effective Time, all members of the board of managers of the Company immediately prior to the Effective Time shall be removed as of the Effective Time and Surviving Pubco Company shall be governed in accordance with the Surviving Company A&R LLCA.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Surviving Company A&R LLCA until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

ARTICLE 4
Conversion; Closing Deliveries

Section 4.01         The Blocker Mergers.

(a)         Blocker Merger Sub Interests.  At the Blocker Mergers Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, each equity interest of Blocker Merger Sub I and Blocker Merger Sub II, respectively, that is issued and outstanding immediately prior to the Blocker Mergers Effective Time shall cease to be outstanding and shall be converted into one validly issued equity interest and limited liability company unit of Surviving Pacer Corp.  Blocker and Surviving Pacer L.P.  Blocker, respectively, and shall constitute the total amount of issued and outstanding equity interests or limited partnership interests of Surviving Pacer Corp.  Blocker and Surviving Pacer L.P.  Blocker, respectively, as of immediately following the Blocker Mergers Effective Time.  No holder of equity interests or limited partnership interests in either of the Blocker Merger Subs, when so converted, shall have any further rights with respect thereto.

(b)          Blocker Equity Interests.  At the Blocker Mergers Effective Time, by virtue of the Blocker Mergers and without any action on the part of the HTP Parties, or any Blocker Owner, each Blocker Equity Interest that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the Per Blocker Equity Interest Merger Consideration applicable to such Blocker.  As of the Effective Time, all such Blocker Equity Interests shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Blocker Owner shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.01.

Section 4.02         HTP Mergers.  At the HTP Mergers Effective Time, by virtue of the HTP Mergers and without any action on the part of any Party, each Surviving Blocker’s Blocker Equity Interests that are issued and outstanding immediately prior to the HTP Mergers Effective Time shall be cancelled, shall cease to exist and shall no longer be outstanding.  At the HTP Mergers Effective Time, by virtue of the HTP Mergers and without any action on the part of any Party, HTP shall directly own all of the Company Units held by each Surviving Blocker immediately prior to the HTP Mergers Effective Time.

Section 4.03          The Company Merger.

(a)         Company Merger Sub Interests.  At the Effective Time, by virtue of the Company Merger and without any action on the part of the HTP Parties or the Company, the limited liability company interests of Company Merger Sub shall be converted into a number of Surviving Company Membership Units equal to the number of shares of Surviving Pubco Class A Shares outstanding after giving effect to (i) the HTP Share Redemption, (ii) the PIPE Financing, (iii) the HTP Class B Ordinary Shares Conversion, (iv) the Blocker Mergers and (v) the Convertible Notes Conversion (as so calculated, the “Acquired Surviving Company Units”) at the Effective Time divided by the number of outstanding limited liability company interests of Company Merger Sub, and Surviving Pubco shall be admitted as a member of the Surviving Company.

(b)         Distribution of Preferred Merger Consideration.  At the Effective Time, by virtue of the Company Merger and without any action on the part of the HTP Parties, the Company or any Holder, each Series B Preferred Unit that is issued and outstanding immediately prior to the Effective Time and that is not a Participating Unit (other than any Series B Preferred Units held by the Blockers (or HTP after the HTP Mergers)) shall be cancelled and shall automatically be converted into and become the right to receive the Per Company Series B Preferred Unit Merger Consideration payable as of the Effective Time hereunder.  As of the Effective Time, all such Series B Preferred Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Holder of Series B Preferred Units shall thereafter cease to have any rights with respect thereto, except the right to receive the Per Company Series B Preferred Unit Merger Consideration set forth in this Section 4.03(b).  In the event of a conflict or inconsistency between the matters set forth in this Section 4.03(b) and the Company LLCA in effect as of immediately prior to the Effective Time, this Section 4.03(b) shall control in all respects.

(c)         Distribution of Participating Merger Consideration.  At the Effective Time, by virtue of the Company Merger and without any action on the part of the HTP Parties, the Company or any Holder, each Participating Unit (including any Common Units issuable upon conversion of each Company Series B Preferred Unit that is a Participating Unit) that is issued and outstanding immediately prior to the Effective Time (other than any Participating Units (including any Common Units issuable upon conversion of Company Series B Preferred Units that are Participating Units) held by the Blockers (or HTP after the HTP Mergers)) shall be cancelled and shall automatically be converted into and become the right to receive the Per Company Participating Unit Merger Consideration payable as of the Effective Time.  As of the Effective Time, all such Participating Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Holder of Participating Units shall thereafter cease to have any rights with respect thereto, except the right to receive the Per Company Participating Unit Merger Consideration set forth in this Section 4.03(c).  In the event of a conflict or inconsistency between the matters set forth in this Section 4.03(c) and the Company LLCA in effect as of immediately prior to the Effective Time, this Section 4.03(c) shall control in all respects.

Section 4.04         Earnout.

(a)          By virtue of the Company Merger and without any action on the part of the HTP Parties or any Earnout Participant, (i) the Company or the Surviving Pubco, as applicable, shall issue to each Earnout Participant other than the Blocker Owners (A) a number of Series 1 RCUs and Surviving Pubco Class B Series 1 RSRs, in each case, equal to the Earnout Series Amount for such Earnout Participant, (B) a number of Series 2 RCUs and Surviving Pubco Class B Series 2 RSRs, in each case, equal to the Earnout Series Amount for each such Earnout Participant, (C) a number of Series 3 RCUs and Surviving Pubco Class B Series 3 RSRs, in each case, equal to the Earnout Series Amount for such Earnout Participant and (D) a number of Series 4 RCUs and Surviving Pubco Class B Series 4 RSRs, in each case, equal to the Earnout Series Amount for such Earnout Participant and (ii) the Surviving Pubco shall issue to each Earnout Participant that is a Blocker Owner (A) a number of Surviving Pubco Class A Series 1 RSRs equal to such Blocker Owner’s Earnout Series Amount, (B) a number of Surviving Pubco Class A Series 2 RSRs equal to such Blocker Owner’s Earnout Series Amount, (C) a number of Surviving Pubco Class A Series 3 RSRs equal to such Blocker Owner’s Earnout Series Amount and (D) a number of Surviving Pubco Class A Series 4 RSRs equal to such Blocker Owner’s Earnout Series Amount.  Surviving Pubco shall be issued a number of Series 1 RCUs, Series 2 RCUs, Series 3 RCUs and Series 4 RCUs, in each case, corresponding to the Surviving Pubco Class A RSRs issued to the Earnout Participants.

(b)        All Surviving Pubco Class A Shares issued upon settlement of Surviving Pubco Class A RSRs will be validly issued, fully paid and nonassessable and free and clear of all Liens other than any obligations under Surviving Pubco Governing Documents or applicable Securities Law restrictions when issued.  All Surviving Company Membership Units issued upon settlement of Surviving Company RCUs will be validly issued, fully paid and nonassessable and free and clear of all Liens other than any obligations under Surviving Company A&R LLCA, the Exchange Agreement or applicable securities Law restrictions when issued.  All Surviving Pubco Class B Shares issued upon settlement of Surviving Pubco Class B RSRs will be validly issued, fully paid and nonassessable and free and clear of all Liens other than any obligations under Surviving Company A&R LLCA, the Exchange Agreement or applicable securities Law restrictions when issued.  Notwithstanding the foregoing, the issuance of the Surviving Pubco Class A Shares in respect of any vested Company Options will be subject to any and all withholding required pursuant to applicable Law.

Section 4.05         Company Options.  With respect to each unexpired and unexercised Company Option that is outstanding immediately prior to the Effective Time:

(a)          At the Effective Time, all of the Company Options, whether vested or unvested, that are outstanding and unexercised immediately prior to the Effective Time, automatically and without any action on the part of any Company optionholder or beneficiary thereof, will be assumed by Surviving Pubco, and each such Company Option shall be converted into a stock option (each, a “Converted Option”) to purchase Surviving Pubco Class A Shares.  Each such Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of Surviving Pubco Class A Shares determined by multiplying the number of Company Units subject to such Company Option immediately prior to the Effective Time by the Option Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Option Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided that, the exercise price and the number of Surviving Pubco Class A Shares purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.  As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 4.05(a).

(b)          Prior to the Effective Time, the Company shall have taken (or caused to be taken) all such actions as are necessary or appropriate to effect the treatment of Company Options pursuant to this Section 4.05 as of the Effective Time in accordance with applicable Law and the terms of the Company Equity Plan and any Contracts evidencing Company Options.

(c)          Notwithstanding the foregoing, in the event that the holder of the Company Warrant elects to cause the Company Warrant to be settled by a sale of the equity of a blocker entity of such holder in accordance with Section 7.2 of the Company Warrant Agreement, then the Company and the HTP Parties shall use commercially reasonable efforts to effect such settlement in accordance with Section 7.2 of the Company Warrant Agreement, and as a condition to such settlement, (i) such blocker entity shall become party hereto and bound by this Agreement as if originally a party hereto as a Blocker Party, including by making representations and warranties in the same manner as the Blocker Parties in Article 5 and becoming subject to the covenants and agreements of the Blocker Parties set forth herein, and the Company, the HTP Parties and Pacer Holdings shall mutually agree to make appropriate adjustments to the terms hereof to permit such blocker entity to become a Blocker Party for all purposes of this Agreement and for the outstanding Equity Securities of such blocker entity to be treated as Blocker Equity Interests for all purposes of this Agreement; provided that, the Parties acknowledge and agree that, (x) upon settlement of the Company Warrant by a sale of the equity of a blocker entity of such holder in accordance with Section 7.2 of the Company Warrant Agreement, such blocker entity shall be deemed to have held Company Common Units, (y) if the Company Series B Preferred Units are not Participating Units, none of the adjustments to the terms of the Agreement pursuant to this Section 4.05(c) shall cause the consideration to be received by any holder of Company Series B Preferred Units or the Blocker Owners as of the date hereof to be less than the consideration to be received by such persons if such changes are not made and (z) none of Pacer Holdings, Pacer Corp. Blocker or Pacer L.P. Blocker is making (or will be deemed to have made) any representation or warranty with respect to such blocker entity, nor shall Pacer Holdings, Pacer Corp. Blocker or Pacer L.P. Blocker be responsible for any actions taken (or omitted to be taken) by such blocker entity, and (ii) the holder or holders of the outstanding Equity Securities of such blocker entity shall become a party to, and subject to the terms and restrictions of, the Amended and Restated Registration Rights Agreement for all purposes thereof, including by being subject to the terms of Section 3.6 of the Amended and Restated Registration Rights Agreement; provided that, the Parties acknowledge and agree that any Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement) held by the holder or holders of the outstanding Equity Securities of such blocker entity were not issued to such holders as holders of Company Series B Preferred Units.

Section 4.06         Equity Interests Held in Treasury or Owned.  (a) At the Blocker Mergers Effective Time, any equity interest of a Blocker held in the treasury of such Blocker or owned by such Blocker immediately prior to the Blocker Mergers Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto and (b) at the Effective Time, any Company Units held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such limited liability company interests or other equity interests or such Company Units contemplated by this Section 4.06, “Cancelled Equity Interests”).

Section 4.07         Convertible Notes.  At the Effective Time, the Convertible Notes together with all accrued and unpaid interest shall be converted into the right to receive a number of Surviving Pubco Class A Shares equal to (x) the aggregate outstanding principal amount thereof as of such time, including any accrued and unpaid interest thereon, divided by (y) $10.00 divided by (z) 0.85 (the “Convertible Notes Conversion”).

Section 4.08        Allocation Statement.  Not less than two (2) Business Days prior to the Closing, the Company shall deliver to HTP an allocation statement (the “Allocation Statement”) setting forth (after giving effect to the Pre-Closing Blocker Reorganization):  (a) (i) each Holder’s proportionate interest in the Company as of the Effective Time, (ii) the Per Company Participating Unit Merger Consideration or Per Company Series B Preferred Unit Merger Consideration, as applicable, payable as of the Effective Time to each Holder, and (iii) if such Holder is an Earnout Participant, such Holder’s Earnout Pro Rata Portion (as described in Schedule A) as of the Effective Time; (b) (i) each Blocker Owner’s proportionate interest in the applicable Blocker as of the Effective Time, (ii) the Per Blocker Equity Interest Merger Consideration payable as of the Effective Time with respect to each Blocker, and (iii) if such Blocker Owner is an Earnout Participant, such Blocker Owner’s Earnout Pro Rata Portion (as described in Schedule A) as of the Effective Time; and (c) the Excess Counted Options Schedule, if any.  Notwithstanding anything to the contrary in this Agreement, the HTP Parties and, following the Closing, Surviving Pubco, the Surviving Company and its Subsidiaries, shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Holder or Blocker Owner shall be entitled to any amount in excess of the amounts to be paid to such Holder or Blocker Owner in accordance with this Agreement and the Allocation Statement.

Section 4.09         Payment; Letter of Transmittal.

(a)         Immediately prior to or at the Effective Time, HTP shall deposit, or cause to be deposited, with an exchange agent (the “Exchange Agent”) as mutually and reasonably agreed by HTP and the Company (i) evidence of Surviving Company Membership Units (and/or certificates representing such Surviving Company Membership Units, at HTP’s election) representing the number of Surviving Company Membership Units sufficient to deliver the Participating Merger Consideration and, if the Company Series B Preferred Units are not Participating Units, the Aggregate Series B Liquidation Preference, in each case, payable as of the Effective Time, (ii) evidence of shares of Surviving Pubco Class B Shares (and/or certificates representing such shares of Surviving Pubco Class B Shares, at HTP’s election) representing the number of shares of Surviving Pubco Class B Shares sufficient to deliver the Participating Merger Consideration and, if the Company Series B Preferred Units are not Participating Units, the Aggregate Series B Liquidation Preference, in each case, payable as of the Effective Time and (iii) evidence of shares of Surviving Pubco Class A Shares (and/or certificates representing such shares of Surviving Pubco Class A Shares, at HTP’s election) representing the number of shares of Surviving Pubco Class A Shares sufficient to deliver the total Per Blocker Equity Interest Merger Consideration payable hereunder as of the Effective Time (collectively, the “Funding Amount”).

(b)         Within ten (10) Business Days following the initial filing of the Registration Statement, the Company or the Exchange Agent shall mail or otherwise deliver to each Holder a Letter of Transmittal, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Units shall pass to the Exchange Agent, upon delivery of the Letter of Transmittal, a counterpart signature to the Surviving Company A&R LLCA (“LLCA Counterpart”), a counterpart signature to the Tax Receivable Agreement (“TRA Counterpart”) and a joinder to the Exchange Agreement (“Exchange Agreement Joinder” and together with the TRA Counterpart, the LLCA Counterpart and the Letter of Transmittal, the “Exchange Documents”) subject to and upon the Effective Time.  No Holder shall be entitled to receive any Per Company Participating Unit Merger Consideration or, if the Company Series B Preferred Units are not Participating Units, any Per Company Series B Preferred Unit Merger Consideration, in each case, unless such Holder has delivered to the Company (or the Exchange Agent, on behalf of the Company) a Letter of Transmittal, TRA Counterpart and with respect to the Holders other than the Blocker Owners, an LLCA Counterpart and Exchange Agreement Joinder.  Upon delivery to the Exchange Agent after the Effective Time of each of the Exchange Documents required to be delivered by such Holder, such Holder shall be entitled to receive from the Exchange Agent the Per Company Participating Unit Merger Consideration and, if the Company Series B Preferred Units are not Participating Units, any Per Company Series B Preferred Unit Merger Consideration, in each case, to which such Holder is entitled pursuant to Article 4.  With respect to any Holder of Company Units that delivers each of the Exchange Documents required to be delivered by such Holder to the Company (or the Exchange Agent, on behalf of the Company) at or prior to the Effective Time, HTP shall instruct the Exchange Agent to pay such Holder the portion of the Participating Merger Consideration and, if the Company Series B Preferred Units are not Participating Units, the Aggregate Series B Liquidation Preference, in each case, payable as of the Effective Time to which such Holder is entitled pursuant to Article 4 at or promptly after the Closing.  For the avoidance of doubt, with respect to any Holder of Company Units that has not delivered to the Company (or the Exchange Agent, on behalf of the Company) each of the Exchange Documents required to be delivered by such Holder at or prior to the Effective Time, HTP shall instruct the Exchange Agent to pay such Holder the Per Company Participating Unit Merger Consideration and, if the Company Series B Preferred Units are not Participating Units, the Per Company Series B Preferred Unit Merger Consideration, in each case, to which such Holder is entitled pursuant to Article 4 at or promptly after the time at which such Holder delivered such instruments to the Company (or the Exchange Agent, on behalf of the Company).  From and after the Effective Time, all previous Holders of Company Units shall cease to have any rights as Holders other than the right to receive the portion of the Participating Merger Consideration and, if the Company Series B Preferred Units are not Participating Units, the Aggregate Series B Liquidation Preference, in each case, payable as of the Effective Time to which such Holder is entitled pursuant to this Section 4.09(b) without interest.  From and after the Effective Time, there shall be no further registration of transfers of Company Units on the transfer books of the Surviving Company.  Notwithstanding anything to the contrary in this Agreement or in any of the Ancillary Agreements, failure by a Holder to deliver duly executed and completed copies of each of the Exchange Documents required to be delivered by such Holder, in each case, as required by this Section 4.09(b), shall not alter, limit or delay the Closing in any manner.

(c)          Payment to the Blocker Owners.  At the Effective Time, HTP shall cause the Exchange Agent to provide to each Blocker Owner immediately prior to the Blocker Mergers Effective Time, evidence of book-entry shares representing the number of whole shares of Surviving Pubco Class A Shares to which such Blocker Owner is entitled to as a result of the applicable Blocker Merger.  It is expressly understood and agreed that upon the delivery of the shares of Surviving Pubco Class A Shares in accordance with the terms hereof, HTP and its Affiliates shall have no liability to the Holder Representative, any Blocker Owner, Blocker or any other Person for any amounts in respect of the same.

(d)          Notwithstanding anything to the contrary contained herein, no fraction of a Surviving Company Membership Units or share of Surviving Pubco Class A Shares or Surviving Pubco Class B Share will be issued by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a Surviving Pubco Class A Share, Surviving Company Membership Unit or Surviving Pubco Class B Share (after aggregating all Surviving Pubco Class A Shares or Surviving Company Membership Units and Surviving Pubco Class B Shares to which such Person otherwise would be entitled) shall instead have the number of Surviving Pubco Class A Shares or Surviving Company Membership Units and shares of Surviving Pubco Class B Shares issued to such Person rounded up or down to the nearest whole Surviving Pubco Class A Share or Surviving Company Membership Unit and Surviving Pubco Class B Shares (with 0.5 of a unit and share or greater rounded up), as applicable.

Section 4.10        Closing Deliverables.

(a)          At or prior to the Closing, the Company shall deliver or cause to be delivered:

(i)            the Amended and Restated Registration Rights Agreement, duly executed by the Company Voting Members;

(ii)           the Surviving Company A&R LLCA, duly executed by the Company Voting Members;

(iii)          the Tax Receivable Agreement, duly executed by the Surviving Company, the Blocker Owners, Holder Representative (or applicable replacement representative, as to be determined by the Company prior to Closing) and the Company Voting Members;

(iv)          the Exchange Agreement substantially in the form attached as Annex K (the “Exchange Agreement”), duly executed by the Company and the Company Voting Members;

(v)          a properly signed certification in form and substance required under Treasury Regulations Section 1.1445-11T, stating that either (A) fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder (“USRPIs”) or (B) ninety percent (90%) or more of the value of the gross assets of the Company does not consist of USRPIs plus cash or cash equivalents; and

(vi)          a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying with respect to the Company, that the conditions set forth in Section 11.02(a), Section 11.02(b) and Section 11.02(c) have been fulfilled.

(b)          At or prior to the Closing, each Blocker shall deliver or cause to be delivered:

(i)             to HTP, duly executed counterparts of the Amended and Restated Registration Rights Agreement;

(ii)           to HTP, (x) a properly completed IRS Form W-9 duly executed by each Blocker Owner with respect to such Blocker or (y) a certificate, duly executed and acknowledged by such Blocker, satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that such Blocker is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and an accompanying notice satisfying the requirements of Treasury Regulations Section 1.897-2(h);

(iii)          to HTP, a certificate signed by an authorized person of each Blocker, dated the Closing Date, certifying with respect to such Blocker, that the conditions set forth in Section 11.02(a) and Section 11.02(b) have been fulfilled;

(iv)           to HTP, all certificates, if any, representing Blocker Equity Interests of such Blocker.

(c)          At or prior to the Closing, Surviving Pubco shall deliver or cause to be delivered:

(i)            the Amended and Restated Registration Rights Agreement, duly executed by Sponsor and Surviving Pubco;

(ii)           the Surviving Company A&R LLCA, duly executed by Surviving Pubco;

(iii)          the Tax Receivable Agreement, duly executed by Surviving Pubco;

(iv)          the Exchange Agreement, duly executed by Surviving Pubco; and

(v)           a certificate signed by an officer of Surviving Pubco, dated the Closing Date, certifying that the conditions specified in Section 11.03(a) and Section 11.03(c) have been fulfilled.

(d)          Company Transaction Expenses.  The Company shall deliver, or shall cause to be delivered, to HTP, not less than two (2) Business Days prior to the Closing, a certificate signed by an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, setting forth (A) all Company Transaction Expenses that have not been paid as of immediately prior to the Closing, along with final invoices from the applicable service providers to the Company and Blockers, as applicable, and (B) all Company Transactions Expenses that were paid by the Company prior to immediately prior to the Closing (the “Previously Paid Company Transaction Expenses”), along with final invoices from the applicable service providers to the Company and Blockers, as applicable.

(e)          HTP Transaction Expenses.  HTP shall deliver, or shall cause to be delivered, to the Company, not less than two (2) Business Days prior to the Closing, a certificate signed by an authorized officer of HTP, solely in his or her capacity as such and not in his or her personal capacity, setting forth (A) all HTP Transaction Expenses that have not been paid as of immediately prior to the Closing, along with final invoices from the applicable service providers to HTP or its Affiliates, as applicable, and (B) all HTP Transactions Expenses that were paid by HTP or Sponsor immediately prior to the Closing (the “Previously Paid HTP Transaction Expenses”), along with final invoices from the applicable service providers to HTP or its Affiliates, as applicable.

Section 4.11         Holder Representative Amount.  At the Closing, Surviving Pubco shall pay or cause to be paid to the Holder Representative (to an account designated in writing by the Company at least two (2) Business Days prior to the Closing Date), the Holder Representative Amount for the payment of expenses incurred by it in performing its duties in accordance with the terms of this Agreement.  The Holder Representative Amount shall be maintained by the Holder Representative in a segregated account.  Holders will not receive any interest or earnings on the Holder Representative Amount and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Holder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  For tax purposes, the Holder Representative Amount will be treated as having been received and voluntarily set aside by the Holders at the time of Closing.  Upon the determination of the Holder Representative that retaining any portion of the Holder Representative Amount is no longer necessary, the Holder Representative shall deliver any then-remaining portion of the Holder Representative Amount to the Exchange Agent, which shall distribute such payment to the Holders in accordance with the Exchange Agent Agreement, which instructions shall be in accordance with the Allocation Statement.  The Holder Representative Amount shall not be available to Surviving Pubco or any of its Subsidiaries to satisfy any claims hereunder.

Section 4.12         Exchange Agent.  The Exchange Agent shall invest any cash included in the Funding Amount as directed by, prior to the Closing, HTP and, after, the Closing, Surviving Pubco; provided, however, that no such investment or loss thereon shall affect the amounts payable to the Holders pursuant to this Article 4.  Any interest or other income resulting from such investments shall be paid to Surviving Pubco, upon demand.  Promptly following the earlier of (a) the date on which the entire Funding Amount has been disbursed and (b) the date which is twelve (12) months after the Effective Time, Surviving Pubco shall instruct the Exchange Agent to deliver to Surviving Pubco any remaining portion of the Funding Amount, Letters of Transmittal, and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate.  Thereafter, each Holder may look only to Surviving Pubco (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for the Participating Merger Consideration payable as of the Effective Time that such Holder may have the right to receive pursuant to this Article 4 without any interest thereon.

Section 4.13         No Liability; Withholding.

(a)         None of HTP, Surviving Pubco, the Surviving Company or the Exchange Agent shall be liable to any Person for any portion of the Participating Merger Consideration payable as of the Effective Time delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Notwithstanding any other provision of this Agreement, any portion of the Participating Merger Consideration payable as of the Effective Time that remains undistributed to the Holders as of immediately prior to the date on which the Participating Merger Consideration payable as of the Effective Time would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(b)          Each of HTP, Surviving Pubco, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that other than with respect to withholding (i) with respect to any payments in the nature of compensation, (ii) attributable to the failure of any Person to provide any Tax documents required in connection with any Letter of Transmittal pursuant to Section 4.09(b) or the documentation in Section 4.10(b)(ii), or (iii) required under Section 1446(f) of the Code as a result of the payee’s failure or inability to provide an IRS Form W-9 in connection with its Letter of Transmittal or otherwise establish an exemption, prior to Closing, the applicable payor will prior to any deduction or withholding use commercially reasonable efforts to (A) notify the Surviving Company of any anticipated withholding and (B) reasonably cooperate with the Surviving Company to minimize the amount of any such applicable withholding.  Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.  The parties to this Agreement acknowledge that no withholding is required under applicable U.S.  federal income Tax Law as in effect as of the Effective Time (other than with respect to compensatory payments or any deduction or withholding required by reason of the failure by, or ineligibility of, any Holder or Blocker Owner to timely provide a duly executed and properly completed IRS Form W-9 or, with respect to the Blocker Owners, the documentation required by Section 4.10(b)(ii)) with respect to any amounts payable pursuant to this Agreement.

(c)          If a Holder is unable to provide a duly executed and properly completed IRS Form W-9, then, to the extent that the Company and HTP determine in good faith that withholding is required under Section 1446 of the Code, (i) such Holder shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case that is reasonably acceptable to HTP, setting forth the liabilities of the Company allocated to the Company Units sold or deemed to be sold pursuant to this Agreement under Section 752 of the Code.

ARTICLE 5
Representations and Warranties of the Blocker Parties

As an inducement to the HTP Parties to enter into this Agreement and consummate the Transactions, except as set forth in the applicable section of the Blocker Disclosure Schedules, the Blocker Parties hereby severally, and not jointly, represent and warrant to the HTP Parties as follows:

Section 5.01         Organization; Authority; Enforceability.

(a)          Such Blocker Party has all the requisite corporate, limited partnership or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(b)          Such Blocker Party is not in violation of any of the governing documents of such Blocker Party.  Such Blocker Party is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(c)          Such Blocker Party has the requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the Transactions, subject in the case of the consummation of such Blocker’s Blocker Merger, to receiving such Blocker’s Blocker Written Consent.  Such Blocker’s Blocker Written Consent is the only vote or approval of the holders of any class or series of capital stock of such Blocker necessary to adopt this Agreement and to approve the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate or limited liability company actions, as applicable.  This Agreement has been duly executed and delivered by such Blocker Party and constitutes a valid, legal and binding agreement of such Blocker Party, enforceable against such Blocker Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”).

Section 5.02         Holding Company; Ownership.  (a) Such Blocker Party is a holding company and was formed for the sole purpose of investing in equity interests of the Company and has never owned, and does not own, any assets except for equity interests of the Company, cash and other assets typical of a holding company.  Since its respective formation, such Blocker Party has not engaged in any business activities.  Except for liabilities, debts or obligations incident to its formation and organization, arising in connection with the Transactions or contemplated by this Agreement or the Ancillary Agreements, and maintenance of its existence and in connection with its ownership of equity interests in the Company, such Blocker Party has not incurred any liabilities, debts or obligations of any kind or nature whatsoever.

(b)        After giving effect to the Pre-Closing Blocker Reorganization, such Blocker will be the owner of record of the Company Units set forth next to such Blocker’s name on Section 5.02 of the Blocker Disclosure Schedule (such equity interests, the Blocker’s “Blocker Owned Company Equity Interests”), all of which Company Units are owned by Pacer Holdings as of the date of this Agreement.  After giving effect to the Pre-Closing Blocker Reorganization and as of immediately prior to the Closing, such Blocker will have, good and valid title to such Blocker’s Blocker Owned Company Equity Interests, free and clear of all Liens, other than Permitted Liens, for Liens as may be set forth in the certificate of formation and limited liability company agreement of the Company or for any Liens arising under applicable securities Law.

Section 5.03        No Conflict.  Subject to the receipt of such Blocker’s Blocker Written Consent, the filing of such Blocker’s Blocker Certificate of Merger and the filings pursuant to this Agreement, and assuming the truth and accuracy of the HTP Parties’ representations and warranties, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions by such Blocker Party will (a) conflict with or result in any breach of any material provision of the governing documents of such Blocker Party; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Authority; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any material Contract or material lease to which such Blocker Party is a party (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Blocker Party; or (e) except for violations which would not prevent or materially delay the consummation of the Transactions, violate in any material respect any Law, Governmental Order, or Lien applicable to such Blocker Party.

Section 5.04         Governmental Authorizations; Consents.  No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of such Blocker Party with respect to such Blocker Party’s execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) the filing of a Certificates of Merger in accordance with the DGCL and the LLC Act, as applicable, and (b) any consents, approvals, authorizations, designations, declarations, filings, notices or actions the absence of which would not reasonably be expected to be, individually or in the aggregate, material to such Blocker Party.

Section 5.05        Capitalization.  The issued and outstanding Blocker Equity Interests and the owners thereof for each Blocker are set forth on Section 5.05 of the Blocker Disclosure Schedule, in each case, before giving effect to the Pre-Closing Blocker Reorganization.  All outstanding Blocker Equity Interests of such Blocker are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Securities Liens).  Other than such Blocker’s Blocker Equity Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from such Blocker any equity interests in such Blocker or securities convertible into or exchangeable or exercisable for any equity interests in such Blocker.  Other than such Blocker’s governing documents, there are no stockholder agreements, operating agreements, voting trusts or other agreements or understandings to which such Blocker is a party or by which it is bound relating to the voting of any such Blocker’s Blocker Equity Interests.

Section 5.06         Taxes.

(a)          Each Blocker is, and has at all times since its date of formation been, treated as a corporation for U.S.  federal income tax purposes.

(b)         All material federal, state, local and foreign income and other material Tax Returns required to be filed by each Blocker (taking into account applicable extensions) have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(c)          Each Blocker has paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by it, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(d)          Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of either Blocker.

(e)          All material amounts of Taxes required to be withheld by each Blocker have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f)          Neither Blocker has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes of such Blocker, except for such deficiencies that have been satisfied by payment, settled or withdrawn.  No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Blockers, and neither Blocker has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g)          Neither Blocker has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where such Blocker has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.

(h)          Neither Blocker has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority.  Neither Blocker has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.

(i)          Neither Blocker is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes.

(j)          Neither Blocker has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k)          Neither Blocker has ever been a member of an Affiliated Group.  Neither Blocker has liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise pursuant to applicable Law (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).

(l)          Neither Blocker will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the ordinary course of business; or (v) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(m)          Neither Blocker has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n)          Neither Blocker has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

Section 5.07        Litigation and Proceedings.  Since January 1, 2019 there have not been any, and there are currently no, pending or threatened, Actions against any Blocker Party or any of its properties or assets (it being understood and agreed that no representation is being made by any Blocker Party with respect to any such Action against the Company or any of its Subsidiaries or any of their respective assets), or its respective directors or employees, in their capacity as such.  Since January 1, 2019, no Blocker has been subject to any Governmental Order.

Section 5.08        Brokerage.  No Blocker Party has any Liability in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of such Blocker Party or any of its Affiliates, or HTP or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.09        Affiliate Transactions.  Other than such Blocker’s governing documents, there are no transactions or arrangements (a) between any Blocker, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Blocker or any family member of the foregoing Persons, in each case, that would survive the Closing.

Section 5.10       No Additional Representations and Warranties; No Outside Reliance.  Except for the representations and warranties of the Blocker Parties expressly provided in this Article 5 and in the Ancillary Agreements (the “Blocker Representations”), none of the Company nor any of its Subsidiaries or Affiliates, the Blocker Parties nor their Affiliates, or any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement, the Transactions, the Company, the Blocker Parties or any of their respective Subsidiaries or Affiliates, to any HTP Party or the Company.  None of the Company nor any of its Subsidiaries or Affiliates, the Blocker Parties or its Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to any HTP Party or any other Person (including information in the “data site” maintained by or on behalf of the Company or provided in any formal or informal management presentation) except for the Blocker Representations by the Blocker Parties and the representations and warranties expressly by the Company in Article 6 or in the Ancillary Agreements(the “Company Representations”).  Each of the Blocker Parties hereby expressly disclaims any representations or warranties other than the Blocker Representations.  Each Blocker Party acknowledges and agrees that, except for the Company Representations and the representations and warranties of the HTP Parties expressly provided in Article 7 or the Ancillary Agreements (the “HTP Representations”), none of the Company, the HTP Parties or any of their respective Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company, any of the HTP Parties or any of their respective Subsidiaries or Affiliates or the transactions contemplated hereunder or thereunder, including in respect of the Company, the HTP Parties or any of their respective Subsidiaries or Affiliates, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in the Company Representations or the HTP Representations, as applicable.  No Blocker Party is relying on any representations or warranties other than the Company Representations and the HTP Representations.  Notwithstanding the foregoing, nothing in this Article 5 shall limit the remedies of the Company or the HTP Parties in the event of Fraud.

ARTICLE 6
Representations and Warranties of the Company

Except as set forth in the corresponding section of the Company Disclosure Schedule, the Company represents and warrants to the HTP Parties as of the date hereof and as of the Closing Date as follows:

Section 6.01         Corporate Organization of the Company.

(a)         The Company has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b)         A true and complete copy of the certificate of formation, certified by the Secretary of State of the State of Delaware, and a true and correct copy of the operating agreement of the Company have been made available by the Company to HTP and each is in full force and effect and the Company is not in violation of any of the provisions thereof.

(c)          The Company is duly licensed or qualified and, where applicable, in good standing as a foreign corporation in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

Section 6.02         Subsidiaries.

(a)         The Subsidiaries of the Company are set forth on Section 6.02 of Company Disclosure Schedule.  The Subsidiaries have been duly incorporated, formed or organized and are validly existing and in good standing, where applicable, under the Laws of their respective jurisdiction of incorporation, formation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted.  Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be have a Material Adverse Effect.

(b)          True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to HTP, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.

Section 6.03         Due Authorization.

(a)          The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 6.05) to consummate the Transactions.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transactions, have been duly and validly authorized and approved by the Company Board and, except for the approval of this Agreement by Company Voting Members holding at least: (i) a majority of the then issued and outstanding Company Preferred Units voting as a separate class on an as-converted basis; (ii) a majority of the then issued and outstanding Company Common Units (not issued or issuable upon conversion of the Company Preferred Units) voting as a separate class; and (iii) a majority of the then issued and outstanding Company Series B Preferred Units voting as a separate class on an as-converted basis, no other limited liability company action on the part of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is (or will be) a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.  Each Ancillary Agreement to which the Company is a party, when executed and delivered by the Company, will be duly and validly executed and delivered by the Company, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)         The Company Board has, by duly adopted resolutions, (i) approved this Agreement, the Merger and the other Transactions to which the Company is a party, (ii) determined that this Agreement, the Merger and the other Transactions to which the Company is a party are advisable and in the best interests of the Company and the Holders, (iii) directed that the adoption of this Agreement be submitted for Company Voting Member Approval and (iv) resolved to recommend that the Company Voting Members approve this Agreement, the Merger and the other Transactions to which the Company is a party.

Section 6.04       No Conflict.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party by the Company and the consummation of the Transactions to which the Company is a party do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, operating agreement or other organizational documents of the Company or any of its Subsidiaries, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any Significant Contract, or (c) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) and (c) above, to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 6.05         Governmental Authorizations; Consents.  No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party or the consummation of the Transactions, except for (a) the filing of the Certificates of Merger in accordance with the DGCL and the LLC Act, as applicable, and (b) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 6.06         Capitalization.  (a) All of the issued and outstanding Company Units have been duly authorized and validly issued in accordance with all Laws, including all applicable federal securities Laws, and the organizational documents of the Company, and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Section 6.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all of the Company Units that are authorized, issued or outstanding and the holders of such equity interests and (ii) each outstanding Company Option, including, as applicable, the name of the holder, date of grant, exercise price, expiration date, vesting schedule (including whether such award will vest in connection with the Closing), and the number of Company Units subject thereto.  Each Company Option was granted in accordance with the Company Equity Plan with an exercise price per Company Unit that is equal to or greater than the fair market value of the underlying Company Units on the date of grant in compliance with Section 409A of the Code.  The Company has provided or made available to HTP true and complete copies of the standard form of option agreement and any option agreements that materially differ from such standard form.  Except as set forth in Section 6.06(a) of the Company Disclosure Schedule, there are no other authorized, issued or outstanding equity interests of the Company.

(b)         Set forth on Section 6.06(b) of the Company Disclosure Schedule is (i) the capitalization of each direct and indirect Subsidiary of the Company, including the number of equity interests authorized, issued and outstanding (including the holder of any such equity interests) for each such Subsidiary and (ii) the name of each other corporation, limited liability company, trust, partnership, joint venture or other entity in which the Company or any of its Subsidiaries owns equity interests and the amount and percentage of such interests.  The outstanding equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights.  The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)         Other than as set forth on Section 6.06(a) of the Company Disclosure Schedule or Section 6.06(b) of the Company Disclosure Schedule, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for any equity interests of the Company or any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or a Subsidiary of the Company to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any equity interests in or debt securities of, the Company or a Subsidiary of the Company or obligating the Company or a Subsidiary of the Company to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities, and (ii) no equity equivalents, equity appreciation rights, stock options, restricted stock or restricted stock units, phantom equity ownership interests, profits interests or similar rights in the Company or any Subsidiary of the Company.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any Subsidiary of the Company.  There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of any Subsidiary of the Company may vote.  None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company or any Subsidiary of the Company.  There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding equity interests of the Company or any Subsidiary of the Company.

Section 6.07         Financial Statements.

(a)          Attached as Section 6.07(a) of the Company Disclosure Schedule are (i) the audited consolidated balance sheet and statements of operations, mezzanine equity and members’ deficit, and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s report (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations, mezzanine equity and members’ deficit, and cash flows of the Company and its Subsidiaries as of and for the six months ended June 30, 2021 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”).  The Financial Statements and, when delivered pursuant to Section 8.08, the Additional Financial Statements, present fairly, in all material respects, the consolidated financial position, results of operations, and changes in mezzanine equity and members’ deficit, and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements or Additional Audited Financial Statements, as applicable, in conformity with GAAP consistently applied throughout the period indicated (except, in the case of the Interim Financial Statements, and, when delivered pursuant to Section 8.08, the Additional Unaudited Financial Statements for the absence of footnotes and other presentation items required by GAAP and for normal or recurring year-end adjustments).

(b)          The systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.

(c)          Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(d)          Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(e)          The Audited Financial Statements have been audited in accordance with AICPA auditing standards by a AICPA-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

Section 6.08         Undisclosed Liabilities.  There is no material liability, debt or obligation of the Company or any of its Subsidiaries, except for liabilities, debts and obligations (a) as (and to the extent) reflected or reserved for on the balance sheet of the Company as of the date of the Interim Financial Statements, as included in the Interim Financial Statements (or the notes thereto), (b) that have arisen since the date of the Interim Financial Statements in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract, infringement or violation of Law), (c) incurred in accordance with the terms of this Agreement (including Section 8.01) and any Ancillary Agreement or (d) incurred in connection with the Transactions.

Section 6.09        Litigation and Proceedings.  Since January 1, 2019 there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Since January 1, 2019, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any Governmental Order.

Section 6.10         Compliance with Laws; Permits.

(a)          Other than as set forth on Section 6.10(a) of the Company Disclosure Schedule, the Company, its Subsidiaries, and each of the Company’s and its Subsidiaries’ officers, directors and employees are, and since January 1, 2019 have been, in compliance with all applicable Laws, including the Controlled Substances Act and the Food, Drug & Cosmetic Act, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Since January 1, 2019, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law, including the Controlled Substances Act, or, to the Company’s knowledge, been subject to any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any Law to which it is subject, and (iii) none of the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Law.

(b)          The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole.  As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2019, in compliance with all material Company Permits applicable to the Company or such Subsidiary and no condition exists that with notice or lapse of time or both would constitute a default under such Company Permits, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.  The consummation of the Transactions will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Section 6.10(b) of the Company Disclosure Schedule contains a complete list of all material Company Permits.

(c)          The Company and each of its Subsidiaries has implemented, maintains, and complies in all material respects with internal compliance programs designed to detect and prevent violations of any applicable Laws specific to the cannabis and hemp industries.

Section 6.11         Contracts; No Defaults.

(a)          Section 6.11(a) of the Company Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (xiii) below to which the Company or any of its Subsidiaries is a party or by which it is bound (each Contract required to be listed on Section 6.11(a) of the Company Disclosure Schedule, a “Significant Contract”):

(i)            any Contract with a Top 15 Vendor or Top 15 Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);

(ii)          each employment Contract with any employee of the Company or one of its Subsidiaries that provides for annual base compensation in excess of  $250,000;

(iii)          each collective bargaining Contract (a “Labor Contract”);

(iv)          any Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, occupies or otherwise uses any real property (the “Real Property Leases”);

(v)           (A) any Contract under which the Company or any of its Subsidiaries has granted to a third party any, license, or covenant not to sue with respect to any Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any, license, or covenant not to sue from a third party with respect to any Intellectual Property, other than licenses of Software that are commercially available to the public generally, with annual license, maintenance, support and other fees less than $500,000;

(vi)          any Contract that (A)(1) contains a covenant not to compete in any line of business or solicit persons for employment (other than non-disclosure agreements, confidentiality agreements entered into in the Ordinary Course of Business), (2) involves the Company or any of its Subsidiaries granting exclusive or preferential rights or “most favored nations” status to any person, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $1,000,000 in the aggregate, in each case that is applicable to the Company or any of its Subsidiaries or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners;

(vii)          any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any Indebtedness, (C) extended credit to any Person (other than Contracts involving immaterial advances made to an employee of the Company or any of its Subsidiaries in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $500,000;

(viii)        any Contract with any Governmental Authority;

(ix)          each Contract with a Related Party (other than Company Benefit Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business);

(x)           each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xi)          any Contract establishing any joint venture, strategic alliance, partnership or other collaboration;

(xii)         any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary); and

(xiii)        any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries.

(b)          True and correct copies of each Significant Contract that are in effect as of the date hereof or which have any material ongoing obligations binding on the Company or any of its Subsidiaries have been delivered to or made available to HTP.  Each Significant Contract is in full force and effect and represent the legal, valid and binding obligations of the parties thereto and is enforceable in accordance with their terms and conditions, subject to the Enforceability Exceptions.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in breach of or in default under any Significant Contract.  Neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).  No party to any Significant Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.

Section 6.12         Company Benefit Plans.

(a)          Section 6.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan.  A “Company Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, and all other employee compensation and benefit contracts, plans, policies, programs, or arrangements, and each other equity or equity-based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement medical or life insurance, health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement, in each case whether written or unwritten (i) that is maintained, sponsored, contributed to (or required to be contributed to) or entered into by the Company or any of its Subsidiaries for the benefit of any current or former Service Provider or (ii) under which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability.  As of the date hereof, neither the Company nor any of its Subsidiaries has made any plan or commitment to establish or contribute to any new Company Benefit Plan or materially modify any existing Company Benefit Plan.

(b)          With respect to each material Company Benefit Plan, the Company has delivered or made available to HTP copies of, if applicable, (i) such Company Benefit Plan (or, if oral, a written summary thereof) and any trust or funding agreement related thereto, (ii) the most recent summary plan description (if applicable), (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service  (if applicable) including all schedules thereto, (iv) the most recently prepared financial statements and actuarial reports, (v) all material correspondence or other material communications received from any Governmental Authority regarding such Company Benefit Plan, and (vi) the most recent determination or opinion letter issued by the Internal Revenue Service.

(c)         Each Company Benefit Plan has been established, maintained, and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA, the Code, and the Patient Protection and Affordable Care Act (as amended).  All material contributions and other material payments required by and due under the terms of each Company Benefit Plan have been made.  All material forms, reports, or returns required to be filed with the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to each Company Benefit Plan have been filed.

(d)          Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  To the knowledge of the Company, nothing has occurred that could reasonably be expected to cause the disqualification of any such Company Benefit Plan that is intended to be so qualified.  No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Benefit Plan that could reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(e)          None of the Company, any of its Subsidiaries, or any trade or business (whether or not incorporated) that would be treated as a “single employer” under Section 414 of the Code with any of the foregoing, sponsors, maintains, administers or contributes to (or is obligated to contribute to), or has any liability in respect of, or at any time in the six (6) years preceding the date hereof has sponsored, maintained, administered or contributed to (or was obligated to contribute to), or had any liability in respect of, any plan subject to Title IV of ERISA, including any “multiemployer plan” (as defined in Section 3(37) of ERISA).  Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Benefit Plan provides or promises, any post-termination or retiree life insurance, health insurance, or other employee welfare benefits to any Person, except as may be required by COBRA or other applicable Law.

(f)          There are, and since January 1, 2019, there have been (i) no pending or, to the knowledge of the Company, threatened Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan, and (ii) no audits, material inquiries, or proceedings pending or, to the knowledge of the Company, threatened by the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to any Company Benefit Plan that could, in each case, reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(g)         Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented and operated in compliance with Section 409A of the Code.  There is no agreement, plan, arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any Person for excise Taxes, penalties or interest pursuant to Section 4999 of the Code or additional Taxes, penalties or interest pursuant to Section 409A of the Code.

(h)         Neither the execution and delivery of this Agreement by the Company nor the consummation of any of the Transactions (either alone or in connection with any other event, contingent or otherwise) will (i) result in any material payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due from the Company or any of its Subsidiaries to any current or former Service Provider, (ii) result in any forgiveness of Indebtedness to any current or former Service Provider by the Company or any of its Subsidiaries, (iii) materially increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits payable to any current or former Service Provider except as required under Section 411(d)(3) of the Code, or require the funding of any Company Benefit Plan, (v) limit the right to merge, amend or terminate any Company Benefit Plan, or (vi) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

Section 6.13         Labor Matters.

(a)          Section 6.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all current employees of the Company and its Subsidiaries as of the date hereof, which includes the following information with respect to each such employee: (i) the employee’s name or personal identifier, (ii) the position held by the employee (and whether part- or full-time), (iii) the employee’s principal location of employment and the name of the applicable employer entity, (iv) the employee’s base salary or wage rate, current annual bonus opportunity and most recent annual bonus received, (v) the employee’s date of hire, (vi) the employee’s leave status (and, if on leave, the nature of the leave and the expected return date), and (vii) exempt or non-exempt status under the Fair Labor Standards Act (for Company employees located in the United States).  Section 6.13(a) of the Company Disclosure Schedule separately sets forth, for each individual independent contractor currently engaged by the Company or any of its Subsidiaries, such contractor’s name, a description of the nature of his/her services and rate of compensation.  Ten (10) days prior to the Closing Date, the Company shall provide HTP with a true and complete revised version of Section 6.13(a) of the Company Disclosure Schedule updated as of such date.

(b)          Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers.  The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.  Since January 1, 2019, (i) the Company and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), (ii) there have been no pending or, to the knowledge of the Company, threatened complaints against the Company or its Subsidiaries regarding unfair labor practices before the National Labor Relations Board or any other Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened (and the Company does not otherwise reasonably anticipate), strike, labor dispute or work stoppage with respect to the Company or any of its Subsidiaries, (iv) there have been no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to any Employment Laws and (v) neither the Company nor any of its Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar Law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off required by WARN, or (y) incurred any liability or obligation under WARN that remains unsatisfied.  Neither the Company nor any of its Subsidiaries has incurred, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has, any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee currently self-employed or employed by another employer, or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages.  Since January 1, 2019: (x) no current or former Service Provider has, to the knowledge of the Company, made allegations of sexual harassment against (1) any officer or director of the Company or its Subsidiaries or (2) any Company employee who, directly or indirectly, supervises at least five (5) Service Providers, and (y) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment or sexual misconduct by a Service Provider.

Section 6.14         Taxes. Except as disclosed on Section 6.14(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is, and has at all times since its respective date of formation been, treated as a partnership or disregarded entity for U.S.  federal income tax purposes.

(b)          All material federal, state, local and foreign income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(c)          The Company and its Subsidiaries have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(d)          Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.

(e)          All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f)          None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn.  No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g)          Neither the Company nor any of its Subsidiaries has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Company or such Subsidiary has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.

(h)          Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority.  Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.

(i)         Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) as set forth in the Company’s operating agreement, (ii) any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes or (iii) any such agreement solely among the Company and its Subsidiaries.

(j)          Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k)         Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries).  Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise pursuant to applicable Law (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).

(l)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the ordinary course of business; or (v) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(m)         Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n)          Neither the Company nor any of its Subsidiaries has elected to have the provisions of the Bipartisan Budget Act of 2015 apply to taxable periods of the Company or any of its Subsidiaries before January 1, 2018.

(o)          Neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001 through 7003 of the Families First Coronavirus Response Act, as may be amended.

Section 6.15         Brokers’ Fees.  Section 6.15 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 6.16         Insurance.  Section 6.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement.  True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereto, have been made available to HTP.  With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, (c) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2019 and (e) there are no claims by the Company nor any of its Subsidiaries pending under any of the insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  Neither the Company nor any of its Subsidiaries have any material self-insurance programs.  There is no fact, condition, situation or set of circumstances (including the consummation of the Transactions) that could reasonably be expected to result in or be the basis for any material premium increase with respect to, or material alteration of coverage under, any insurance policy.  The insurance policies are with reputable insurance carriers and provide coverage to the Company and its Subsidiaries against all risk of the businesses of the Company and its Subsidiaries as are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).

Section 6.17         Real Property; Assets.

(a)          Neither the Company nor any of its Subsidiaries owns any real property.

(b)         Section 6.17 of the Company Disclosure Schedule sets forth a complete and accurate list of Leased Real Property.  The Leased Real Property constitutes all of the real property occupied or operated by the Company and its Subsidiaries in connection with their business.

(c)          Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of each of the parties thereto and is in full force and effect.  The Company and its Subsidiaries have valid leasehold interests in, and enjoy undisturbed possession under, all Leased Real Property.  Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto.

(d)          Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect.  Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect.  Except for the Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.

(e)         There are no pending or, to the knowledge of the Company, threatened Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in relation to such Action or proceeding.

(f)          Except for Permitted Liens, the Company and each of its Subsidiaries have good and valid title to the material tangible assets of the Company and such Subsidiary.  The assets of the Company and its Subsidiaries to be acquired by HTP pursuant to this Agreement constitute all material tangible assets used or held for use by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated.

Section 6.18         Environmental Matters.

(a)          The Company and its Subsidiaries are, and at all times since January 1, 2019 have been, in compliance with all Environmental Laws in all material respects, and all Permits held by the Company pursuant to applicable Environmental Laws are in full force and effect and no appeal or any other Action is pending to revoke or modify any such Permit;

(b)          no notice of violation, demand, request for information, citation, summons or Governmental Order has been received by, the Company or any of its Subsidiaries relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(c)          neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws;

(d)          except as would not be material to the Company and its Subsidiaries, no Hazardous Material has been Released at, on, under, to, in or from (i) any property or facility now or previously owned, leased or operated by, or (ii) any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any of its Subsidiaries (or any of their respective predecessors);

(e)          the consummation of the Transactions requires no filings or notifications to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the Connecticut Property Transfer Law; and

(f)         copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, Governmental Orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the Leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws, have been made available to HTP.

Section 6.19         Absence of Changes.

(a)          Since December 31, 2020 through the date hereof, there has not been any Material Adverse Effect.

(b)         Since December 31, 2020 through the date hereof, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business, except with respect to the incurrence of liabilities and obligations arising under this Agreement and any Ancillary Agreement or the performance by the Company of its obligations in accordance with the terms of this Agreement (including Section 8.01) and any Ancillary Agreement or otherwise incurred in connection with the Transactions, including the issue of the Convertible Notes.

Section 6.20        Affiliate Transactions.  Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries), no (a) Holder, (b) former or current director, officer, manager, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 6.21         Intellectual Property.

(a)          Section 6.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all registrations and applications for registration included in the Owned Intellectual Property as of the date of this Agreement (the “Registered Intellectual Property”), including as to each such item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number and (iv) the applicable application, registration or issue date.  Each item of Registered Intellectual Property is solely and exclusively owned by either the Company or one of its Subsidiaries, free and clear of any Liens (other than Permitted Liens).  Each item of Registered Intellectual Property (A) has not been abandoned, canceled or adjudged invalid or unenforceable in whole or in part, (B) has been maintained effective by all requisite filings, renewals and payments and (C) is subsisting and in full force and effect and, to the Company’s knowledge, valid and enforceable.

(b)          The Company and its Subsidiaries solely and exclusively own all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property, and their rights under all Licensed Intellectual Property, free and clear of all Liens (other than any Permitted Liens).

(c)          The Company and its Subsidiaries use commercially reasonable efforts to maintain, enforce and protect the confidentiality of all trade secrets owned by the Company and its Subsidiaries, including maintaining policies requiring all employees, consultants and independent contractors to agree to maintain the confidentiality of such trade secrets.  There has been no disclosure by the Company or any of its Subsidiaries of any material trade secrets or confidential information owned by the Company other than under written confidentiality agreements or pursuant to appropriate professional obligations of confidentiality.

(d)        The Company and its Subsidiaries own or have a valid and enforceable right to use any and all material Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted.  The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result in the loss, alteration, encumbrance, termination, or impairment of any Owned Intellectual Property or any material Licensed Intellectual Property.

(e)         In the past three (3) years (or, to the knowledge of the Company, in the past six (6) years with respect to any patent-related matters), neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, nor are any of them infringing, misappropriating or otherwise violating, any third party’s Intellectual Property rights.  No Action is pending or, to the knowledge of the Company, in the past three (3) years (or, to the knowledge of the Company, in the past six (6) years with respect to any patent-related matters), has been threatened against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in or to, or the validity or enforceability of, any of the Owned Intellectual Property (other than in the ordinary course of the prosecution of such rights) or material Licensed Intellectual Property.  To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property.

(f)          All current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have transferred all of their rights and interest in such Intellectual Property to the Company or one of its Subsidiaries pursuant to written agreements containing present assignment language and acknowledging the Company’s or its Subsidiaries’ ownership of all such Intellectual Property.  No such employee, independent contractor or consultant has asserted any right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.

(g)          The Company and its Subsidiaries and the operation of their businesses, including the use and distribution of products and services by or on behalf of the Company and its Subsidiaries and all use by the Company or any of its Subsidiaries of any Open Source Software are in compliance with the terms and conditions of all licenses for the Open Source Software.  None of the Software included in the Owned Intellectual Property or otherwise distributed by the Company contains any Software that is licensed under any terms or conditions that require that any Software included in the Owned Intellectual Property be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.

(h)          The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than to current and former employees, independent contractors and consultants who contributed to the development of Software for the Company and who are bound by written confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any Owned Intellectual Property to any Person.  The Software distributed by the Company is periodically scanned with commercially reasonable tools and to the Company’s knowledge there are no viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any such Software.

(i)         The Company IT Systems operate and perform in a manner that, in all material respects, permits the Company and its Subsidiaries to conduct their business as currently conducted.  The Company and its Subsidiaries have in place commercially reasonable measures, consistent in all material respects with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Systems, and all information and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, interruption, modification or corruption, and such measures include commercially reasonable security protocol technologies.  To the knowledge of the Company, since January 1, 2019, there has been no material security breach or unauthorized access to the Company IT Systems or any material unauthorized access, use, disclosure, modification, corruption, or encryption of any data or information, including any Company PII, stored therein.

Section 6.22         Data Privacy and Security.

(a)          The Company and its Subsidiaries have developed, implemented and maintained a written data protection, data privacy and cybersecurity program (the “Data Protection Program”) that is in material compliance with all applicable Privacy Requirements.  To the knowledge of the Company, since January 1, 2019, the Company and its Subsidiaries have not experienced any material Security Incident.  Since January 1, 2019, no Person has brought, or, to the knowledge of the Company, threatened in writing to bring, any Action against the Company or any of its Subsidiaries in relation to any actual or alleged Security Incident or violation or breach of any applicable Privacy Requirement.

(b)          The Company and its Subsidiaries have, since January 1, 2019, complied in all material respects with all applicable Privacy Requirements with respect to the Processing of Company PII.  The Company and its Subsidiaries are not and, since January 1, 2019, have not been subject to a Governmental Order of, or have received a written notice from, a Governmental Authority regarding actual or alleged non-compliance with or violation of any applicable Privacy Requirement.  The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company PII, to train such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are under written obligations of confidentiality with respect to such Company PII.

(c)          To the knowledge of the Company, each of the Company’s and its Subsidiaries’ third-party data suppliers, vendors, and partners that Process any Company PII on behalf of the Company or its Subsidiaries are in compliance in all material respects with applicable Privacy Requirements and there has been no material unauthorized or illegal Processing, or other material breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a material breach, violation or default) by any such supplier, vendor or other partner in connection with the Processing of Company PII.  To the knowledge of the Company, no circumstances have arisen in which applicable Privacy Requirements would require the Company or its Subsidiaries to notify any Governmental Authority or affected individual of any Security Incident.

(d)          The consummation of the Transactions will not materially breach any applicable Privacy Requirement.

Section 6.23        Customers and Vendors.  Section 6.23 of the Company Disclosure Schedule sets forth a complete and accurate list of  (a) the fifteen (15) most significant customers of the Company, together with its Subsidiaries, as measured by revenues received by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2020 (the “Top 15 Customers”), and the amount of revenues received from such customers for such period and (b) the fifteen (15) most significant vendors of the Company, together with its Subsidiaries, as measured by amounts paid by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2020 (the “Top 15 Vendors”), and the amount of consideration paid to such suppliers for such period.  Since December 31, 2020, no Top 15 Customer or Top 15 Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or oral notice from any of the Top 15 Customers or Top 15 Vendors stating the intention of such Person to do so.

Section 6.24         Certain Business Practices; Anti-Corruption.

(a)          The Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws.

(b)          Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.  For purposes of cases (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c)          The Company and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

(d)          The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(e)          None of the Company’s nor any of its Subsidiaries’ respective beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official or a close family member of a Government Official.

(f)          No Governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.

(g)          Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S.  Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S.  Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including Crimea, Cuba, Iran, North Korea, and Syria).

(h)          The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

Section 6.25        Registration Statement and Proxy Statement.  On the date the Proxy Statement is first mailed to HTP shareholders, and at the time of the HTP Extraordinary General Meeting, none of the information furnished by or on behalf of the Company or the Holder Representative in writing specifically for inclusion in the Registration Statement and/or Proxy Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.26        No Additional Representations and Warranties; No Outside Reliance.  Except for the Company Representations, none of the Company, the Blocker Parties nor any of their respective Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement, the Transactions, the Company, the Blocker Parties or any of their respective Subsidiaries or Affiliates or thereby to any HTP Party or any Blocker Party.  None of the Company, the Blocker Parties nor any of their respective Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to any HTP Party, any Blocker Party or any other Person (including information in the “data site” maintained by or on behalf of the Company or provided in any formal or informal management presentation) except for the Company Representations and the Blocker Representations, as applicable.  Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than the Company Representations.  The Company acknowledges and agrees that, except for the Blocker Representations and the HTP Representations, none of the HTP Parties, the Blocker Parties or any of their respective Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding any of the HTP Parties, the Blocker Parties or any of its Subsidiaries or Affiliates or the Transactions, including in respect of the HTP Parties, the Blocker Parties the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in the Blocker Representations or the HTP Representations, as applicable.  The Company is not relying on any representations or warranties other than the Blocker Representations and the HTP Representations.  Notwithstanding the foregoing, nothing in this Section 6.26 shall limit the remedies of the HTP Parties or the Blocker Parties in the event of Fraud.

ARTICLE 7
Representations and Warranties of the HTP Parties

Except as set forth in the corresponding section of the HTP Disclosure Schedule or in any publicly available SEC Document filed by HTP before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature), the HTP Parties represent and warrant to the Company as of the date hereof and as of the Closing as follows:

Section 7.01         Corporate Organization.

(a)          Each of the HTP Parties has been duly incorporated, organized or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and has the corporate or limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b)          A true and complete copy of the certificate of incorporation or certificate of formation, as applicable, of each HTP Party, each certified by the Secretary of State of the State of Delaware or the Registrar of Companies in the Cayman Islands, as applicable, and a true and correct copy of the bylaws or operating agreement, as applicable, of each HTP Party, have been made available by HTP to the Company and each is in full force and effect and each of the HTP Parties is not in violation of any of the provisions thereof.

(c)          Each of the HTP Parties is duly licensed or qualified and, where applicable, in good standing as a foreign corporation or other entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a HTP Material Adverse Effect.

Section 7.02         Due Authorization.

(a)          Each of the HTP Parties has all requisite corporate or limited liability power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such HTP Party is or will be a party and to perform all obligations to be performed by it hereunder and thereunder.  The execution and delivery of this Agreement and each Ancillary Agreement to which a HTP Party is a party and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors, board of managers or managing member, as applicable, of each HTP Party, and no other corporate action or limited liability company action, as applicable on the part of any HTP Party is necessary to authorize this Agreement or the Ancillary Agreements to which such HTP Party is (or will be) a party (other than (x) the HTP Shareholder Approval, the adoption of this Agreement by HTP in its capacity as the sole member of Company Merger Sub, which adoption will occur immediately following the execution of this Agreement by Company Merger Sub).  This Agreement has been duly and validly executed and delivered by each of the HTP Parties and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes a legal, valid and binding obligation of each of the HTP Parties, enforceable against each of the HTP Parties in accordance with its terms, subject to the Enforceability Exceptions.  Each Ancillary Agreement to which a HTP Party will be a party, when executed and delivered by such HTP Party, will be duly and validly executed and delivered by such HTP Party, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of such HTP Party, enforceable against such HTP Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)          The HTP Shareholder Approval is the only vote of any of HTP’s capital stock necessary in connection with the entry into this Agreement by the HTP Parties, and the consummation of the Transactions, including the Closing.

(c)         At a meeting duly called and held, the governing body of each of the HTP Parties have unanimously (i) determined that this Agreement and the Transactions are advisable and in the best interests of their respective stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the Pre-Closing HTP Holders approval of the Transactions (the “HTP Board Recommendation”).

Section 7.03        No Conflict.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any HTP Party will be a party by the HTP Parties and the consummation of the Transactions and thereby do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, bylaws or other organizational documents of any HTP Party or any Subsidiary of any HTP Party, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 7.05, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which any HTP Party or any Subsidiary of any HTP Party is a party or by which any HTP Party or any Subsidiary of any HTP Party is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any material Contract, or (c) result in the creation of any Lien upon any of the properties or assets of any HTP Party or any Subsidiary of any HTP Party or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of each of the foregoing would not reasonably be expected to have a HTP Material Adverse Effect.

Section 7.04         Litigation and Proceedings.  There are no Actions (other than investigations), or, to the knowledge of HTP, investigations, pending before or by any Governmental Authority or, to the knowledge of HTP, threatened, against any HTP Party that would reasonably be expected to have, individually or in the aggregate, a HTP Material Adverse Effect or which in any manner challenges or seeks to prevent or enjoin the Transactions.  There is no unsatisfied judgment or any open injunction binding upon any HTP Party.

Section 7.05          Governmental Authorities; Consents.  Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of any HTP Party with respect to any HTP Party’s execution or delivery of this Agreement or any Ancillary Agreement to which a HTP Party is a party or the consummation of the Transactions, except for (a) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the HTP Parties, taken as a whole or (b) approval for listing Surviving Pubco Class A Shares issued pursuant to this Agreement on NYSE.

Section 7.06          HTP Capitalization.

(a)          The authorized share capital of HTP consists of  (i) 200,000,000 HTP Class A Ordinary Shares with a par value of $0.0001 per share, of which 30,000,000 HTP Class A Ordinary Shares are issued and outstanding as of the date hereof, (ii) 20,000,000 HTP Class B Ordinary Shares with a par value of $0.0001, of which 7,500,000 HTP Class B Ordinary Shares are issued and outstanding as of the date hereof, and (iii) 1,000,000 preference shares with a par value of $0.0001 per share. There are no preference shares issued or outstanding.  As of the date hereof, there are issued and outstanding HTP Warrants in respect of 15,333,333 HTP Class A Ordinary Shares, which will entitle the holders thereof to purchase Surviving Pubco Class A Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.  All of the issued and outstanding HTP Class A Ordinary Shares and HTP Class B Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such equity interests).

(b)          Except for the HTP Warrants, there are no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the HTP Ordinary Shares or the equity interests of HTP, or any other Contracts to which HTP is a party or by which HTP is bound obligating HTP to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, other equity interests in or debt securities of, HTP to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities.  Other than the HTP Shareholder Redemption Right, there are no outstanding contractual obligations of HTP to repurchase, redeem or otherwise acquire any securities or equity interests of HTP.

(c)          Company Merger Sub is wholly owned by HTP, and Company Merger Sub holds no equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(d)         Surviving Pubco Class B Shares to be issued to certain of the Holder pursuant to this Agreement, and any Surviving Pubco Class A Shares issuable to Holders pursuant to the Exchange Agreement, will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to such Holders with good and valid title, free and clear of any Liens other than Liens arising out of, under or in connection with applicable federal, state and local securities Laws and any restrictions set forth in Surviving Pubco Certificate of Incorporation and the Surviving Company A&R LLCA.

Section 7.07         Undisclosed Liabilities.

(a)          Company Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(b)         There is no material liability, debt or obligation of any HTP Party, except for liabilities, debts and obligations (i) reflected or reserved for on HTP’s balance sheet for the fiscal year ended December 31, 2020 as reported on Form 10-K or disclosed in the notes thereto, (ii) that have arisen since December 31, 2020 in the ordinary course of the operation of business of HTP or (iii) incurred in connection with the Transactions.

Section 7.08         HTP SEC Documents; Controls.

(a)          Since December 2, 2020, HTP has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the means the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”).  As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules and documents incorporated by reference therein), complied in all materials respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to HTP’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document.  No notice of any SEC review or investigation of HTP or the SEC Documents has been received by HTP.

(b)          The financial statements of HTP included in the SEC Documents, including all notes and schedules thereto (the “HTP Financials”), complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of HTP, as of their respective dates, and the results of operations and cash flows of HTP, for the periods presented therein.

(c)          HTP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of NYSE).  HTP’s disclosure controls and procedures are designed to provide reasonable assurance regarding the reliability of HTP’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and reasonably designed to ensure that material information relating to HTP is accumulated and communicated to HTP’s management as appropriate.  Since HTP’s formation, there have been no significant deficiencies or material weakness in HTP’s internal control over financial reporting (whether or not remediated) and no change in HTP’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, HTP’s internal control over financial reporting.

Section 7.09         Listing.  The issued and outstanding HTP Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE.  As of the date hereof, there is no Action pending, or to the knowledge of HTP, threatened against HTP by NYSE or the SEC with respect to any intention by such entity to deregister any HTP Ordinary Shares or prohibit or terminate the listing of any HTP Ordinary Shares on NYSE.

Section 7.10         Registration Statement and Proxy Statement.  At the Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to the holders of HTP Ordinary Shares, and at the time of the HTP Extraordinary General Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that HTP makes no representations or warranties as to the information contained in or omitted from the Registration Statement and/or Proxy Statement in reliance upon and in conformity with information furnished in writing to HTP by or on behalf of the Company or the Holder Representative specifically for inclusion in the Registration Statement or the Proxy Statement.

Section 7.11        Brokers’ Fees.  Except fees described on Section 7.11 of the HTP Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by HTP or any of its Affiliates.

Section 7.12        Trust Account.  As of the date of this Agreement, HTP has (and, assuming no holders of HTP Ordinary Shares exercise the HTP Shareholder Redemption Right, will have immediately prior to the Closing) at least $300,000,000 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement.  The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of HTP and the Trustee, enforceable in accordance with its terms.  The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.  There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of HTP Ordinary Shares who shall have exercised their HTP Shareholder Redemption Right, (y) the Deferred Underwriting Amount and (z) any other amounts set forth on Section 7.11 of the HTP Disclosure Schedule) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem HTP Ordinary Shares pursuant to the HTP Shareholder Redemption Right.  HTP has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of HTP, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder.  There are no Actions pending or, to the knowledge of HTP, threatened with respect to the Trust Account.

Section 7.13         Compliance with Laws; Permits.

(a)          Each of the HTP Parties and each of the HTP Parties’ officers, directors and employees are, and since its respective date of formation have been, in compliance with all applicable Laws in all material respects, including the Controlled Substances Act and Food, Drug & Cosmetic Act, except as would not reasonable be expected to have a HTP Material Adverse Effect.  Since each HTP Party’s respective date of formation, (i) none of the HTP Parties has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law, including the Controlled Substances Act, or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of each of the HTP Parties, no claims have been filed against any of the HTP Parties with any Governmental Authority alleging any material failure by any of the HTP Parties to comply with any Law or which it is subject, and (iii) none of the HTP Parties have made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.

Section 7.14         Absence of Certain Changes.  Since its respective formation through the date of this Agreement, neither of the HTP Parties has (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a HTP Material Adverse Effect.  Except as set forth in HTP’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2020 through the date of this Agreement, there has not been any action taken or agreed upon by HTP or any of its Subsidiaries that would be prohibited by Section 9.01 if such action were taken on or after the date hereof without the consent of the Company.

Section 7.15         Employees and Employee Benefits Plans.  Neither of the HTP Parties (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans.  Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (either alone or in connection with any other event, contingent or otherwise) result in: (i) any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of HTP; (ii) the acceleration of the time of payment or vesting of any such benefits or (iii) payment of any “excess parachute payment” within the meaning of Section 280G(b) of the Code.  Other than reimbursement of any out-of-pocket expenses incurred by HTP’s officers and directors in connection with activities on HTP’s behalf in an aggregate amount not in excess of the amount of cash held by HTP outside of the Trust Account, HTP has no unsatisfied material liability with respect to any officer or director.

Section 7.16         Properties.  HTP does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks).  HTP does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 7.17        Contracts.  Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which any of the HTP Parties are a party or by which any of its properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by HTP on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of any of the HTP Parties as its business is currently conducted, any acquisition of material property by the HTP Parties, or restricts in any material respect the ability of the HTP Parties from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “HTP Material Contract”).  All HTP Material Contracts have been made available to the Company.

Section 7.18         Affiliate Transactions.  Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of HTP Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between HTP, on the one hand, and any related party of HTP, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the HTP Ordinary Shares or, to the knowledge of HTP, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to HTP, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of HTP, Sponsor, any beneficial owner of five percent (5%) or more of the HTP Ordinary Shares or, to the knowledge of HTP, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that HTP or uses, owns or leases (other than through any equity interest in HTP) or (ii) any customer, vendor or other material business relation of HTP or Sponsor.

Section 7.19         Taxes.

(a)          HTP is, and has at all times since its date of formation been, treated as a corporation for U.S.  federal income tax purposes, and Company Merger Sub is, and has at all times since its date of formation been, treated as a disregarded entity for U.S.  federal income Tax purposes.  Each Blocker Merger Sub is, and has since its date of formation been, treated as a corporation for U.S.  federal income tax purposes.

(b)          All federal, state, local and foreign income and other material Tax Returns required to be filed by the HTP Parties (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.

(c)         The HTP Parties have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the HTP Parties, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(d)          Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the HTP Parties.

(e)          All material amounts of Taxes required to be withheld by the HTP Parties have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f)          None of the HTP Parties has received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for Taxes of the HTP Parties, except for such deficiencies that have been satisfied by payment, settled or withdrawn.  No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from any of the HTP Parties, and none of the HTP Parties has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g)          None of the HTP Parties has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where such HTP Party has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.

(h)          None of the HTP Parties has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority.  None of the HTP Parties has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.

(i)          None of the HTP Parties is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes.

(j)          None of the HTP Parties has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k)         None of the HTP Parties has ever been a member of an Affiliated Group.  None of the HTP Parties has liability for the Taxes of any other Person (other than a HTP Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise pursuant to applicable Law (other than pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).

(l)          None of the HTP Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the ordinary course of business; or (v) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(m)         None of the HTP Parties has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n)          None of the HTP Parties has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

Section 7.20         PIPE Investment.

(a)          HTP has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by HTP with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing.  To the knowledge of HTP, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by HTP.  Each PIPE Subscription Agreement is a legal, valid and binding obligation of HTP and, to the knowledge of HTP, each PIPE Investor, and none of the execution, delivery or performance of obligations under such PIPE Subscription Agreement by HTP or, to the knowledge of HTP, each PIPE Investor, violates any Laws.  There are no other agreements, side letters, or arrangements between HTP and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to HTP the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, HTP does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to HTP, on the Closing Date.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of HTP under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, HTP has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement.  The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to HTP the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreements on the terms therein.

(b)          No fees, consideration or other discounts are payable or have been agreed by HTP or any of its Subsidiaries (including, from and after the Closing, the Surviving Company and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the PIPE Subscription Agreements.

Section 7.21        Independent Investigation.  HTP and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, the Blocker Parties and their respective Subsidiaries, and HTP acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company, the Blocker Parties and their respective Subsidiaries for such purpose.  HTP acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the Blocker Representations and the Company Representations; and (b) none of the Company, the Blocker Parties, or any of their respective Affiliates or representatives have made any express or implied representation or warranty as to the Company, the Blocker Parties or any of their respective Subsidiaries or Affiliates, or this Agreement, except the Blocker Representations and the Company Representations.

Section 7.22        No Additional Representations and Warranties; No Outside Reliance.  Except for the HTP Representations, none of the HTP Parties nor any other Person acting on their respective behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement, the Transactions or the HTP Parties or any of their respective Subsidiaries or Affiliates.  None of the HTP Parties has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the HTP Parties or otherwise, other than the HTP Representations.  Notwithstanding anything contained in this Agreement to the contrary, each of the HTP Parties acknowledges and agrees that none of the Blocker Parties, the Company or any of their respective Subsidiaries or Affiliates nor any other Person is making any representations or warranties whatsoever, oral or written, express or implied, at law or in equity, other than the Blocker Representations and the Company Representations.  Each of the HTP Parties hereby expressly disclaims any representations or warranties other the HTP Representations.  Each of the HTP Parties acknowledges and agrees that, except for the Blocker Representations and the Company Representations, none of the Company, the Blocker Parties or any of their respective Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company, the Blocker Parties or any of their respective Subsidiaries or Affiliates or the Transactions, including in respect of the Company, the Blocker Parties or any of their respective Subsidiaries or Affiliates, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in the Blocker Representations or the Company Representations, as applicable.  The HTP Parties are not relying on any representations or warranties other than those representations or warranties set forth in the Blocker Representations and the Company Representations.  Notwithstanding the foregoing, nothing in this Section 7.22 shall limit the remedies of the Company or any Blocker Party in the event of Fraud.

ARTICLE 8
Covenants of the Company and the Blockers

Section 8.01         Conduct of Business.

(a)          From the date of this Agreement until the Closing Date (the “Interim Period”), each Blocker and the Company shall, and the Company shall cause its Subsidiaries to, except as expressly required by this Agreement (including with respect to the Pre-Closing Blocker Reorganization), as consented to by HTP in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by Law, use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, including using reasonable best efforts to (i) preserve the business of the Company, (ii) maintain the services of its officers and Key Employees and (iii) maintain the existing business relationships of the Company.

(b)          Without limiting the generality of the foregoing, except as expressly required by this Agreement (including with respect to the Pre-Closing Blocker Reorganization), as set forth on Section 8.01 of the Company Disclosure Schedule, as required by Law (including any COVID-19 Measures) or as consented to by HTP in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, each Blocker and the Company shall not, and the Company shall cause its Subsidiaries not to:

(i)           Other than in any manner that would not delay or impair the consummation of the Transactions, change, amend or propose to amend the certificate of formation, operating agreement or other organizational documents of the Blockers, the Company or any of its Subsidiaries;

(ii)        directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant, redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any equity interests of the Company, including any Company Units or the equity interests of any of its Subsidiaries, any securities convertible into or exercisable or exchangeable for any such equity interests, or any rights, warrants or options to acquire, any such equity interests or any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units, other than (w) in connection with the Note Subscription Agreements, (x) any issue of Company Units pursuant to outstanding Company Options or Incentive Units or Company Options to eligible Service Providers that vest on or prior to the Closing or would not cause the aggregate number of unvested Company Options to exceed the amount set forth on Section 8.01(b)(ii)(x) of the Company Disclosure Schedules, (y) any redemption, disposition, transfer or sale of Company Units by and among the Holders and their respective Affiliates, subject to the terms of the Company Voting and Support Agreement and so long as such transfers would not result in, together with the Transactions, a change of control in respect of the Company or any of its Subsidiaries or materially, delay, impair or prevent the Transactions; and (z) subject to Section 8.01(b)(ii)(z) of the Company Disclosure Schedule, any issue of Company Units or securities issuable for or convertible into Company Units, so long as such transfers would not result in a change of control in respect of the Company or any of its Subsidiaries or materially, delay, impair or prevent the Transactions (clauses (w) through (z), a “Permitted Equity Financing”);

(iii)          make or declare any dividend or distribution (whether in the form of cash or other property) (except as required with respect to the Pre-Closing Blocker Reorganization);

(iv)          other than in the Ordinary Course of Business, (x) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract or (y) materially amend, extend or renew any Significant Contract;

(v)          except as required by the terms of the Company Benefit Plans in effect on the date hereof or applicable Laws, (v) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider other than severance granted to Service Providers in the Ordinary Course of Business in accordance with the terms of the severance plan, policy or guidelines in effect as of the date hereof and set forth on Section 8.01(b)(v)(v) of the Company Disclosure Schedule, (w) increase the compensation or benefits provided to any current or former Service Provider (other than merit-based increases in base compensation of not more than 12% to any individual employee with annual base compensation of less than $250,000 in the Ordinary Course of Business or as permitted under Section 8.01(b)(v)(w)), (x) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, other than grants of Incentive Units or Company Options to eligible Service Providers that vest on or prior to the Closing or would not cause the aggregate number of unvested Company Options to exceed the amount set forth on Section 8.01(b)(ii)(x) of the Company Disclosure Schedules, (y) establish, adopt, enter into, amend, or terminate any Company Benefit Plan or Labor Contract or (z) (A) hire any employees with an annual base compensation of over $250,000 other than to fill vacancies arising due to terminations of employment of employees following the date hereof or (B) terminate the employment of any employees other than for cause or in the Ordinary Course of Business in accordance with past practices;

(vi)          acquire (whether by merger or consolidation or the purchase of a majority of the equity in or assets of or otherwise) any other Person;

(vii)         except with respect to investments, loans, capital contributions or other financing transactions by and among the Company and/or one or more of the Company’s Subsidiaries, (w) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness of over $25,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (x) make any loans, advances or capital contributions to, or investments in, any other Person, (y) cancel or forgive any debts or other amounts owed to the Company or any of its Subsidiaries or (z) commit to do any of the foregoing, except, in each case of the foregoing clauses (w) through (z), (A) any equipment financing in which the amount financed is equal to the lesser of the fair market value or cost of the relevant equipment being financed, (B) in connection with the Note Subscription Agreements, (C) any incurrence of Indebtedness under promissory notes that convert into Company Units on or prior to the Closing that would not result in a change of control in respect of the Company or any of its Subsidiaries; and (D) any incurrence of Indebtedness under the Company’s Indebtedness existing as of the date hereof (clauses (A) through (D), the “Permitted Interim Debt Financing” and together with the Permitted Interim Equity Financing, the “Permitted Interim Financing”). For the avoidance of doubt, the Blocker Parties shall not be permitted to incur any Indebtedness under the foregoing clause (w);

(viii)       make any payment to a Related Party, other than (x) compensation to employees and service providers of the Company or any of its Subsidiaries in the Ordinary Course of Business in accordance with Section 8.01(b)(v) or (y) distributions and dividends allowed pursuant to Section 8.01(c) of the Company Disclosure Schedule;

(ix)          (q) make or change any material Tax election, (r) take or fail to take any action that would result in the Company or its Subsidiaries (other than the Subsidiaries listed on Section 6.14(a) of the Company Disclosure Schedule) being treated as other than a partnership or disregarded entity for U.S.  federal income tax purposes or that would result in the Blockers being treated as other than corporations for U.S.  federal income tax purposes (except for the HTP Mergers), (s) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (t) adopt or change any material Tax accounting method, (u) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (w) file any amended material Tax Return, (x) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (y) settle or consent to any claim or assessment relating to any material amount of Taxes or (z) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business);

(x)           except for non-exclusive licenses granted in the Ordinary Course of Business, assign, transfer, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Owned Intellectual Property, except for decisions made in Ordinary Course of Business in connection with the prosecution of applications for the foregoing;

(xi)         (y) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $400,000 individually or $1,000,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (z) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;

(xii)         sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries that are worth more than $1,000,000 (individually or in the aggregate) other than non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business;

(xiii)       merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the Company or any of its Subsidiaries;

(xiv)        make any change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law or to obtain compliance with applicable AICPA auditing standards;

(xv)        permit any insurance policies listed in Section 6.16 of the Company Disclosure Schedule to be canceled or terminated without using commercially reasonable efforts to prevent such cancellation or termination, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xvi)        change, in any material respect, (x) the cash management practices of the Company and its Subsidiaries or (y) the policies, practices and procedures of the Company and its Subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible accounts;

(xvii)     make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditures, in each case, other than consistent in all material respects with the Company’s annual capital expenditures budget for 2021 and 2022, in each case, as set forth on Section 8.01(b)(xvii) of the Company Disclosure Schedule (which capital expenditures may be made in 2021 or 2022);

(xviii)      materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries; or

(xix)        enter into any agreement to do any action prohibited under this Section 8.01.

(c)         Nothing contained in this Section 8.01 shall give to HTP, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date.  Prior to the Closing Date, each of HTP and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law, including applicable Antitrust Laws.

Section 8.02        Inspection.  The Company shall, and shall cause its Subsidiaries to, afford to HTP and its officers, employees, accountants, counsel, financing sources and other representatives reasonable access during the Interim Period, during normal business hours, to all of their respective properties, books and records (including Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, customers, vendors and other business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the Transactions; provided that, no investigation pursuant to this Section 8.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the HTP Parties and, provided, further, that any investigation pursuant to this Section 8.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the HTP Parties during normal business hours under the supervision of appropriate personnel of the Company or HTP.

Section 8.03         Termination of Certain Agreements.  The Company shall take all actions necessary to cause the Affiliate Transactions, other than those set forth on Section 8.03 of the Company Disclosure Schedule to be terminated without any further force and effect, and there shall be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the Closing.  Prior to the Closing, the Company shall deliver to HTP written evidence reasonably satisfactory to HTP of such termination.

Section 8.04        Trust Account Waiver.  The Company acknowledges that HTP is a blank check company with the powers and privileges to effect a Business Combination.  The Company further acknowledges that, as described in the prospectus dated December 2, 2020 (the “Prospectus”), substantially all of HTP’s assets consist of the cash proceeds of HTP’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of HTP, certain of its public shareholders and the underwriters of HTP’s initial public offering.  The Company acknowledges that it has been advised by HTP that, except with respect to interest earned on the funds held in the Trust Account that may be released to HTP to pay its income and franchise Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if HTP completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if HTP fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement and the HTP Governing Document, to HTP to permit HTP to pay the costs and expenses of its dissolution, and then to HTP’s public shareholders.  For and in consideration of HTP entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with HTP or any other Person; provided, however, that nothing in this Section 8.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company or the Holder Representative to (i) bring any action or actions for specific performance, injunctive and/or other equitable relief or (ii) bring or seek a claim for Damages against HTP, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of HTP Ordinary Shares in accordance with the HTP Governing Document and the Trust Agreement).

Section 8.05        Company Voting Member Approval; Requisite Blocker Consent.  The Company shall take all actions necessary or advisable to obtain the Company Voting Member Approval as promptly as practicable, and in any event, within ten (10) Business Days, following the date that HTP receives, and notifies the Company of HTP’s receipt of, SEC approval and effectiveness of the Registration Statement and/or Proxy Statement.  Promptly following receipt of the Company Voting Member Approval, the Company shall deliver a copy of the applicable consents to HTP.  Following completion of the Pre-Closing Blocker Reorganization, each Blocker shall deliver to HTP evidence of such Blocker’s Blocker Written Consent.

Section 8.06          Release and Recordation of Release of Security Interest.  Prior to or concurrently with the Closing, the Company shall pay all amounts owed (if any remaining) under the loan agreements set forth on Section 8.06 of the Company Disclosure Schedule (the “Prepaid Indebtedness”), and the Company shall take all actions necessary to obtain and record documentation confirming the release of the security interest held by any lenders in respect of the Prepaid Indebtedness.

Section 8.07         Tax Receivable Agreement.  Following the effectiveness of the Registration Statement, the Company shall use commercially reasonable efforts to cause all Holders to enter into the Tax Receivable Agreement.

Section 8.08         Additional Audited Financial Statements.

(a)         The Company shall use commercially reasonable efforts to cooperate with Deloitte & Touche LLP and its applicable Affiliates in (i) the preparation and delivery to the Company of the audited (x) consolidated balance sheets as of December 31, 2020 and December 31, 2019, and (y) statements of operations, mezzanine equity and members’ deficit, and cash flows of the Company and its Subsidiaries for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, together with their respective auditor’s reports, and in each case of the foregoing, to the extent included in a filing with the SEC, audited in accordance with applicable PCAOB auditing standards (the “Additional Audited Financial Statements”) and (ii) the review by Deloitte & Touche LLP and its applicable Affiliates (which review shall not result in any review report or opinion and shall not be referred to in any filing with the SEC) of the Interim Financial Statements in accordance with Regulation S-X prior to filing the Registration Statement (the “Additional Unaudited Financial Statements”, and together with the Additional Audited Financial Statements, the “Additional Financial Statements”).

(b)         Promptly following the Company’s receipt from Deloitte & Touche LLP or its Affiliate of the Additional Financial Statements, the Company shall deliver the Additional Financial Statements to HTP, and by delivery of such Additional Financial Statements, the Company shall be deemed to represent that such Additional Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (including Regulation S-X) and that the Additional Audited Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

(c)         The Parties hereby agree that upon delivery by the Company to HTP of the Additional Audited Financial Statements pursuant to Section 8.08, the defined term “Audited Financial Statements” shall be deemed to be amended and replaced by the Additional Audited Financial Statements in all respects solely for purposes of Sections 6.07(a), 6.07(c) and 10.04(c).

ARTICLE 9
Covenants of HTP

Section 9.01         Conduct of Business.

(a)          During the Interim Period, each HTP Party shall, except as expressly required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by Law, use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, including using reasonable best efforts to (i) continue the operation of the HTP Parties, (ii) maintain the services of its officers and (iii) maintain the existing business relationships of the HTP Parties.

(b)          During the Interim Period, except as set forth on Section 8.01 of the HTP Disclosure Schedule, as contemplated by this Agreement, as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), HTP shall not, and HTP shall cause the other HTP Parties not to:

(i)           change, amend or propose to amend (x) the HTP Governing Document or the certificate of incorporation, bylaws, memorandum and articles of association or other organizational documents of any HTP Party or (y) the Trust Agreement or any other agreement related to the Trust Agreement;

(ii)           withdraw any of the funds held in the Trust Account, other than as permitted by the HTP Governing Documents or the Trust Agreement;

(iii)          other than any redemption made in connection with the HTP Shareholder Redemption Right, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of HTP;

(iv)          adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of capital stock of any HTP Party, other than (w) in connection with the exercise of any HTP Warrants outstanding on the date hereof, (x) any redemption made in connection with the HTP Shareholder Redemption Right, (y) in connection with any private placement of securities conducted by HTP after the date hereof, or (z) as otherwise required by the HTP Governing Document in order to consummate the Transactions;

(v)          merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of HTP (other than the Merger);

(vi)         (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs (including to pay amounts which would be treated as a HTP Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses), which Indebtedness may be repaid in cash, (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Indebtedness;

(vii)         commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

(viii)        enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by HTP, Surviving Pubco, the Surviving Company or any of their respective Subsidiaries to the Sponsor, HTP’s officers or directors, or any Affiliate of the Sponsor or HTP’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(ix)        commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (x) result in any material restriction on HTP, Surviving Pubco, the Surviving Company or any of their respective Subsidiaries, (y) result in a payment of greater than $400,000 individually or $1,000,000 in the aggregate or (z) involve any equitable remedies or admission of wrongdoing,

(x)           other than in the Ordinary Course of Business, waive, release or assign any claims or rights of any HTP Party;

(xi)          buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(xii)         enter into any new line of business;

(xiii)        enter into any agreement to do any action prohibited under this Section 9.01; or

(xiv)       (r) make or change any material Tax election, (s) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (t) adopt or change any material Tax accounting method, (u) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (w) file any amended material Tax Return, (x) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (y) settle or consent to any claim or assessment relating to Taxes or (z) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business).

Section 9.02        Post-Closing Access; Preservation of Records.  For a period of five (5) years after the Closing and to the extent consistent with all applicable Laws, Surviving Pubco will make or cause to be made available to the Holder Representative all books, records and documents of the Company and each of its Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary solely for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action involving any Holder (other than any Action against Surviving Pubco or any of its Affiliates, including the Company and its Subsidiaries, that relates to the subject matter hereof), or (b) preparing and delivering any accounting or other statement provided for under this Agreement; provided, however, that access to such books, records, documents and employees shall (i) be conducted in a manner reasonably calculated to minimize disruptions with the normal operation of the Company and its Subsidiaries and the reasonable out-of-pocket expenses of the Company and its Subsidiaries incurred in connection therewith will be paid by the Holder Representative and (ii) be permitted only to the extent it does not violate any obligation of confidentiality or jeopardize attorney-client privilege.

Section 9.03         NYSE Listing.  From the date hereof through the Closing, HTP shall ensure that HTP remains listed as a public company, and that HTP Ordinary Shares remain listed, on NYSE.  HTP shall use reasonable best efforts to ensure that Surviving Pubco is listed as a public company, and that shares of Surviving Pubco Class A Shares are listed on NYSE, as of the Effective Time.

Section 9.04        PIPE Subscription Agreements.  Unless otherwise approved in writing by the Company, HTP shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreements in any manner other than any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a PIPE Subscription Agreement shall not require the prior written consent of the Company.  HTP shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including using reasonable best efforts to maintain in effect the PIPE Subscription Agreements and to:  (a) satisfy on a timely basis all conditions and covenants applicable to HTP in the PIPE Subscription Agreements and otherwise comply with its obligations thereunder, (b) if all conditions in the PIPE Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the PIPE Subscription Agreements at or prior to the Closing; (c) deliver notices to counterparties to the PIPE Subscription Agreements as required by and in the manner set forth in the PIPE Subscription Agreements in order to cause timely funding in advance of the Closing; and (d) without limiting the Company’s rights to enforce the PIPE Subscription Agreements, enforce HTP’s rights under the PIPE Subscription Agreements, subject to all provisions thereof, if all conditions in the PIPE Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the PIPE Investors to pay to (or as directed by) HTP the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms.

Section 9.05         Section 16 of the Exchange Act.  Prior to the Closing, the HTP Board, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of the Surviving Pubco Class A Shares pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of HTP for purposes of Section 16 of the Exchange Act (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

ARTICLE 10
Joint Covenants

Section 10.01       Efforts to Consummate.

(a)          Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the Transactions (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 11, (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the Transactions, and (z) obtaining approval for listing Surviving Pubco Class A Shares issued pursuant to this Agreement on NYSE).  All the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including any filing fees in connection with applicable Antitrust Law, and any fees associated with obtaining approval for listing Surviving Pubco Class A Shares issued pursuant to this Agreement on NYSE, shall be paid by HTP.  Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to applicable Antitrust Law with respect to the Transactions as promptly as practicable after the date hereof.  The Parties shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to applicable Antitrust Law.

(b)          Each Party shall cooperate in connection with any investigation of the Transactions or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Transactions or regulatory filings under applicable Law and obtaining approval for listing the Surviving Pubco Class A Shares issued pursuant to this Agreement on NYSE.

(c)          Each Party shall, in connection with the Agreement and the Transactions, to the extent permitted by applicable Law:  (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any material substantive communications from or with any Governmental Authority or NYSE, (ii) cooperate in connection with any proposed substantive written or oral communication, filing, submission, with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties, incorporating where reasonable, in connection with, any proposed substantive written or oral communication, filing or submission with any Governmental Authority or NYSE, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority or NYSE unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority or NYSE, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority or NYSE and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority or NYSE; provided that, materials required to be provided pursuant to this Section may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

(d)         No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person.  The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Governmental Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 10.02       Indemnification and Insurance.

(a)          Each of the HTP Parties agree that all rights held by each present and former director and officer of the Company and any of its Subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, provided in the respective certificate of formation, operating agreement or other organizational documents of the Company or such Subsidiary in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect.  Without limiting the foregoing, Surviving Pubco shall cause the Company and each of its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of formation, operating agreement and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of formation, operating agreement and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)          The Company shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time.  If any claim is asserted or made within such six (6) year period, the provisions of this Section 10.02 shall be continued in respect of such claim until the final disposition thereof.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 10.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Surviving Pubco and the Surviving Company.  In the event that Surviving Pubco or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Pubco or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 10.02.

(d)          Surviving Pubco shall maintain customary director and officer insurance on behalf of any Person who is or was a director or officer of Surviving Pubco (at any time, including prior to the date hereof) against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not Surviving Pubco would have the power to indemnify such Person against such liability under the provisions of the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws or Section 145 of the DGCL or any other provision of Law.

Section 10.03       Tax Matters.

(a)          The Parties intend that for U.S.  federal (and, as applicable, state and local) income Tax purposes:  (i) the Domestication be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto, (ii) the First Blocker Merger and the First HTP Merger will be treated as a single integrated transaction that is treated as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto, (iii) the Second Blocker Merger and the Second HTP Merger will be treated as a single integrated transaction that is treated as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto, (iv) the Surviving Company is a continuation of the Company and (v) the receipt by Surviving Pubco of the Issued Surviving Company Units in the Company Merger be treated as in exchange for Surviving Pubco’s contribution of the Primary Capital to the Surviving Company in a contribution governed by Section 721 of the Code (clauses (i) through (v), the “Intended Tax Treatment”).  The Parties agree to use the interim closing method under Section 706 of the Code and the Treasury Regulations promulgated thereunder to allocate income, gain, loss, deduction or any other items of the Company between Surviving Pubco and the Holders for the taxable period that includes the Closing Date.

(b)         Each of the Parties shall use commercially reasonable efforts not to take an action that could reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax Treatment.  HTP and the Company shall deliver or cause to be delivered to Cooley LLP and/or Davis Polk, as relevant, customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement.

(c)          The Parties agree and shall cause the Company, the Surviving Company and each Subsidiary of the Company that is classified as a partnership for U.S.  federal income tax purposes to have in effect for the tax period that includes the Closing Date a valid election pursuant to Section 754 of the Code to the extent eligible.

(d)          The Parties (i) agree that the value allocated to Surviving Pubco Class B Shares shall be the par value of such Surviving Pubco Class B Shares and (ii) shall report consistently with such determination for U.S.  federal (and applicable state and local) income Tax purposes.

(e)          Except as required by a “determination” within the meaning of Section 1313 of the Code, the Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Intended Tax Treatment; (ii) take no position in any communication with any Governmental Authority or any other action inconsistent with the Intended Tax Treatment; (iii) promptly inform each other of any challenge by any Governmental Authority to any portion of the Intended Tax Treatment; (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Intended Tax Treatment; and (v) use their respective commercially reasonable best efforts to defend the Intended Tax Treatment in any Tax Proceeding.

(f)          Surviving Pubco shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns for the Blockers, the Surviving Company, the Company and its Subsidiaries required to be filed after the Closing.  With respect to any Tax Returns of the Surviving Company, the Company or their Subsidiaries that are of the type used to report the income, loss, gain, deduction and other Tax attributes from the operation of a partnership or other pass-through entity and that are of the type that reflect items of income, loss, gain, deduction or other Tax attributes required to be included on a Tax Return of a Holder, and which Tax Return of the Surviving Company, the Company or any of its Subsidiaries relates to a taxable period (or portion thereof) ending on or before the Closing Date (whether or not such items are actually reflected thereon) (each such Tax Return, a “Pre-Closing Flow-Through Tax Return” and each such item a “Pre-Closing Flow-Through Tax Item”), (i) such Tax Returns shall be prepared consistent with past practice, except as otherwise required by applicable Law, and consistent with Section 5.06 of the Surviving Company A&R LLCA, (ii) Surviving Pubco shall submit such Tax Return to the Holder Representative no later than thirty (30) days prior to filing any such Tax Return for its review, (iii) Surviving Pubco shall make any changes to such Tax Returns reasonably requested by the Holder Representative and to the extent such comments relate to Pre-Closing Flow-Through Tax Items, (iv) all Transaction Tax Deductions will, in each case, be allocated and attributable to a Pre-Closing Tax Period, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort and (v) no such Pre-Closing Flow-Through Tax Return shall be filed without the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be granted twenty (20) days after a Pre-Closing Flow-Through Tax Return is provided to the Holder Representative if the Holder Representative does not provide comments by such time).  All other Tax Returns shall be prepared consistent with the provisions of the Surviving Company A&R LLCA.

(g)        After the Closing, without the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Surviving Pubco shall not (and shall neither cause nor permit the Surviving Company and its Subsidiaries to) take any of the following actions:  (w) file (except in accordance with Section 10.03(f)), amend, re-file or otherwise modify any Pre-Closing Flow-Through Tax Return, (x) enter into an agreement to extend the statute of limitations with respect to any Pre-Closing Flow-Through Tax Return, (y) except for making the elections contemplated in Section 10.03(c) and Section 10.03(i), make, change, or revoke any Tax election affecting a Pre-Closing Flow-Through Tax Return or Pre-Closing Flow-Through Tax Item, or (z) initiate any discussion, voluntary disclosure or examination with any Governmental Authority regarding Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items.

(h)         All Transfer Taxes incurred in connection with this Agreement shall be borne by Surviving Pubco and paid when due.  Surviving Pubco shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by applicable Law, the Holders will join in the execution of any such Tax Return or documentation.

(i)         After the Closing, each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any audit, examination, claim or other similar proceeding (a “Tax Proceeding”) with respect to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items.  Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.  The Holder Representative shall have exclusive authority to control any Tax Proceeding pertaining to any Pre-Closing Flow-Through Tax Return for any taxable period ending on or before the Closing Date; provided that (i) the Surviving Pubco shall have the right to participate in any such Tax Proceeding, and (ii) the Holder Representative shall not settle any such Tax Proceeding without the prior written consent of the Surviving Pubco, which consent shall not be unreasonably withheld, conditioned or delayed.  Surviving Pubco shall have the exclusive authority to control any other Tax Proceeding relating to the Surviving Company, the Company and its Subsidiaries; provided that (i) Holder Representative shall have the right to participate, at its own cost, in any audits or examinations related to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items and (ii) Surviving Pubco shall not settle any such Tax Proceeding that could reasonably be expected to affect a Pre-Closing Flow-Through Tax Return or Pre-Closing Flow-Through Tax Item without the prior written consent of Holder Representative, which consent shall not unreasonably be withheld, conditioned or delayed.  Notwithstanding anything in this Agreement to the contrary, to the extent that Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, apply to the Surviving Company, the Company or its Subsidiaries, the Surviving Company or the Company shall make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment by the Company for any taxable year that begins on or before the Closing Date unless otherwise agreed in writing by HTP, and the Parties shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(j)          Surviving Pubco, the Blocker Owners and the Holders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of Tax Returns, and any audit or other proceeding with respect to Taxes or Tax Returns of Surviving Pubco, the Blockers, the Surviving Company, the Company or its Subsidiaries.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(k)          Prior to the Closing, the Company shall use commercially reasonable efforts to cause each Holder legally eligible to provide an IRS Form W-9 to have delivered to HTP a properly executed IRS Form W-9 prior to the Closing.

(l)         Surviving Pubco shall use commercially reasonable efforts to provide the Pre-Closing HTP Holders with information (or to make available such information) that is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication, (ii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3), and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to HTP for each year that HTP is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

Section 10.04       Proxy Statement; Registration Statement.

(a)          As promptly as reasonably practicable after the date of this Agreement, HTP and the Company shall prepare, and HTP shall file with the SEC, (i) a preliminary proxy statement in connection with the Transactions to be filed as part of the Registration Statement and sent to the Pre-Closing HTP Holders relating to the HTP Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus.  HTP and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement.  HTP shall use its commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Transactions.

(b)        HTP shall as promptly as practicable notify the Company of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information.  HTP shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC.  HTP shall use commercially reasonable efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Merger and the Company shall promptly furnish all information concerning the Company as may be reasonably requested in connection with any such action.  Each of HTP and the Company shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of HTP and the Company or their respective Subsidiaries, as applicable, to the SEC or NYSE in connection with the Merger (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”).  HTP will advise the Company and the Holder Representative, promptly after HTP receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the HTP Ordinary Shares or Surviving Pubco Class A Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information.

(c)         Without limiting the generality of Section 10.04(b), the Company shall furnish to HTP for inclusion in the Proxy Statement and the Registration Statement promptly upon receipt by the Company or the Holder Representative thereof, (i) with respect to the Audited Financial Statements required by applicable Law for inclusion in the Proxy Statement and the Registration Statement, auditor’s reports and consents to use such financial statements and reports, (ii) unaudited financial statements of the Company and its Subsidiaries as of and for the six months ended June 30, 2021 and June 30, 2020 prepared in accordance with GAAP and Regulation S-X and reviewed by the Company’s independent accountant in accordance with PCAOB Auditing Standard 4105 and (iii) if the Registration Statement has not been declared effective prior to November 12, 2021, unaudited financial statements of the Company and its Subsidiaries as of and for the nine months ended September 30, 2021, prepared in accordance with GAAP and Regulation S-X and reviewed by the Company’s independent auditor (the “2021 Financial Statements”).

(d)          Each of HTP and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (i) either Proxy Statement will, as of the date it is first mailed to the Pre-Closing HTP Holders, or at the time of the HTP Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)          If, at any time prior to the Effective Time, any information relating to HTP, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Holders is discovered by any of HTP or the Company and is required to be set forth in an amendment or supplement to either Proxy Statement or the Registration Statement, so that such Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 10.04, be promptly filed by HTP with the SEC and, to the extent required by Law, disseminated to the Pre-Closing HTP Holders.

Section 10.05       HTP Shareholder Approval.

(a)          HTP shall take, in accordance with applicable Law, Approved Stock Exchange rules, and the HTP Governing Document, all action necessary to call, hold, and convene an extraordinary general meeting of holders of HTP Ordinary Shares (including any permitted adjournment or postponement, the “HTP Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the HTP Shareholders with the opportunity to effect a HTP Share Redemption in connection therewith as promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act.  HTP shall submit to the HTP Shareholders, and, subject to HTP’s ability to effect a HTP Modification in Recommendation, HTP shall, through the Board of Directors of HTP, recommend to the HTP shareholders (including in the Proxy Statement) and shall use its reasonable best efforts to solicit approval of, (i) the adoption and approval of this Agreement and the Transactions, including the Merger, (ii) the Domestication, (iii) in connection with the Domestication, the amendment of the HTP Governing Document and approval of Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws, (iv) the issuance of (a) Surviving Pubco Class B Shares in connection with the Company Merger, (b) Surviving Pubco Class A Shares in connection with the Blocker Mergers, (c) Surviving Pubco Class A Shares in connection with the PIPE Financing and upon conversion of the Convertible Notes and (d) the issuance of the Surviving Pubco Class A shares and Surviving Pubco Class B Shares in connection with the Earnout Milestones, (v) the adoption of the Incentive Equity Plan and the Purchase Plan, (vi) the election of the directors constituting Surviving Pubco Board, (vii) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (viii) the adoption and approval of any other proposals as reasonably agreed by HTP and the Company to be necessary or appropriate in connection with the Merger and (ix) adjournment of the HTP Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (ix), together, the “Transaction Proposals”).

(b)          Notwithstanding anything to the contrary contained in this Agreement, once the HTP Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, HTP will not postpone or adjourn the HTP Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event HTP shall postpone the meeting up to three (3) times for up to ten (10) Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that HTP has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of HTP Ordinary Shares prior to the HTP Extraordinary General Meeting, or (iii) a one-time postponement of up to ten (10) Business Days to solicit additional proxies from holders of HTP Ordinary Shares to the extent HTP has determined that such postponement is reasonably necessary to obtain the approval of the Transaction Proposals.

(c)          Neither the HTP Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Company the HTP Board Recommendation (any such event, a “HTP Modification in Recommendation”); provided that, if, at any time prior to obtaining the HTP Shareholder Approval, the HTP Board determines in good faith and after consultation with its outside counsel, that the failure to make a HTP Modification in Recommendation would breach its fiduciary duties under applicable Law, HTP or the HTP Board may, prior to obtaining the HTP Shareholder Approval, make a HTP Modification in Recommendation; provided, further, that HTP will not be entitled to make, or agree or resolve to make, a HTP Modification in Recommendation unless (i) HTP delivers to the Company a written notice (a “HTP Modification in Recommendation Notice”) advising the Company that the HTP Board proposes to take such action and containing the material facts underlying the HTP Board’s determination that a HTP Modification in Recommendation is required hereunder (in each case, it being acknowledged that such HTP Modification in Recommendation Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m. on the fifth (5th) Business Day immediately following the day on which HTP delivered the HTP Modification in Recommendation Notice (such period from the time the HTP Modification in Recommendation Notice is provided until 5:00 p.m. on the fifth (5th) Business Day immediately following the day on which HTP delivered the HTP Modification in Recommendation Notice  (the “HTP Modification in Recommendation Notice Period”)), the HTP Board reaffirms in good faith (after consultation with its outside counsel) that the failure to make a HTP Modification in Recommendation would breach its fiduciary duties under applicable Law.  If requested by the Company, HTP will and will use its reasonable best efforts to cause its Representatives to, during the HTP Modification in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an HTP Modification in Recommendation.  HTP’s obligations under Section 10.05(a) to call and hold the HTP Extraordinary General Meeting with respect to all Transaction Proposals shall not be affected by any HTP Modification in Recommendation.  For the avoidance of doubt, in the event of an HTP Modification in Recommendation, HTP shall continue to submit this Agreement to the HTP Shareholders for approval at the HTP Extraordinary General Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the HTP Extraordinary General Meeting.

Section 10.06      Surviving Pubco Board of Directors.  The Parties shall take all necessary action to cause the Board of Directors of Surviving Pubco (the “Surviving Pubco Board”) effective immediately upon the Closing to consist of a total of nine (9) directors or, at the Company’s sole election, a total of ten (10) directors, and such final composition shall be set forth in the Registration Statement, no later than fourteen (14) days prior to the effectiveness of the Registration Statement, to be effective immediately upon the Closing and in accordance with Schedule 10.06.

Section 10.07       Trust Account.  Upon satisfaction or waiver of the conditions set forth in Article 11 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice HTP shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the HTP Governing Document, (a) at the Closing, (i) HTP shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for HTP Share Redemptions and (B) pay all amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, including the payment of the amount of Primary Capital to the Surviving Company and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 10.08       Form 8-K Filings.  HTP and the Company shall mutually and reasonably agree upon and issue a press release announcing the effectiveness of this Agreement (the “Signing Press Release”).  HTP and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), HTP shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date (the “Announcement 8-K”).  Prior to the Closing, HTP and the Company shall mutually and reasonably agree upon and prepare the press release announcing the consummation of the Transactions (“Closing Press Release”).  Concurrently with or promptly after the Closing, HTP shall issue the Closing Press Release.  HTP and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, HTP shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”).  Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, Surviving Pubco shall file the Completion 8-K with the SEC.

Section 10.09      Incentive Equity Plan and Purchase Plan. Prior to the effectiveness of the Registration Statement, HTP shall approve, and subject to approval of HTP Shareholders, adopt, (a) an incentive equity plan that provides for grant of awards to employees and other service providers of Surviving Pubco and its Subsidiaries, with a total pool of awards of Surviving Pubco Class A Shares not exceeding ten percent (10)% of the aggregate number of the sum of (i) shares of Surviving Pubco Class A Shares and Surviving Pubco Class B Shares outstanding on a fully-diluted basis and (ii) securities convertible into or exchangeable for Surviving Pubco Class A Shares with an annual “evergreen” increase of not more than five percent (5%) of the sum of shares of Surviving Pubco Class A Shares and Surviving Pubco Class B Shares outstanding on a fully-diluted basis and securities convertible into or exchangeable for Surviving Pubco Class A Shares as of the day prior to such increase, in substantially the form set forth as Annex L (the “Incentive Equity Plan”) and (b) an employee stock purchase plan, that provides for grant of purchase rights with respect to Surviving Pubco Class A Shares to employees of Surviving Pubco and its Subsidiaries, with a total pool of shares of Surviving Pubco Class A Shares not exceeding two percent (2%) of the aggregate number of the sum of (i) shares of Surviving Pubco Class A Shares and Surviving Pubco Class B Shares outstanding on a fully-diluted basis and (ii) securities convertible into or exchangeable for Surviving Pubco Class A Shares and (iii) securities convertible into HTP Class A Ordinary Shares, with an annual “evergreen” increase of one percent (1%) of the sum of shares of Surviving Pubco Class A Shares and Surviving Pubco Class B Shares outstanding on a fully-diluted basis and securities convertible into or exchangeable for Surviving Pubco Class A Shares as of the day prior to such increase, in substantially the form set forth as Annex M (the “Purchase Plan”).

Section 10.10       No Shop.

(a)          During the Interim Period, none of the HTP Parties, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they authorize or permit their respective Representatives to, directly or indirectly (i) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (ii) in the case of HTP, fail to include the HTP Board Recommendation in (or remove from) the Registration Statement unless a HTP Modification in Recommendation is made subject to and in accordance with Section 10.05(c), and without any breach of the obligations of HTP pursuant to Section 10.05, or (iii) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement and/or any of the Transactions, or, in the case of HTP, the HTP Board Recommendation unless a HTP Modification in Recommendation is made subject to and in accordance with Section 10.05(c), and without any breach of the obligations of HTP pursuant to Section 10.05.

(b)          The Company shall promptly, and in any event within twenty-four (24) hours of the date of this Agreement, terminate access of any third Person (other than the HTP Parties, the PIPE Investors, the holders of Convertible Notes, the Holders and/or any of their Affiliates or representatives) to any data room (virtual or actual) containing any of the Company’s (or any Subsidiary of the Company’s) confidential information immediately cease and cause to be terminated, and shall cause their and their respective Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons with respect to any Acquisition Transaction and shall promptly request the return of any confidential information provided to any Person in connection with a prospective Acquisition Transaction and, in connection therewith, shall, if the applicable confidentiality or non-disclosure agreement so allows, demand that all such Persons provide prompt written certification of the return or destruction of all such information.

(c)          Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, each of the HTP Parties and the Company shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal.  Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction.

(d)          For the purposes hereof, “Acquisition Transaction” means, with respect to the Company, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than the Transactions, the Permitted Interim Financing and sales of inventory in the Ordinary Course of Business) involving the sale, lease, exchange or other disposition of properties or assets or equity interests of the Company and, with respect to any of the HTP Parties, any transaction (other than the Transactions) involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving any of the HTP Parties (or any Affiliate or Subsidiary of any of the HTP Parties) and any party other than the Company or the Specified Company Members.

Section 10.11       Notification of Certain Matters.  Each Party shall give prompt notice to the other Party of (a) any Action or investigation that would have been required to be disclosed under Section 6.09 if the Company had knowledge of it as of the date hereof or under Section 7.04 if the HTP Parties had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 11.02 or Section 11.03 not to be satisfied at any time from the date of this Agreement to the Effective Time; or (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions.

ARTICLE 11
Conditions to Obligations

Section 11.01      Conditions to Obligations of the HTP Parties, the Blocker Parties and the Company.  The obligations of the HTP Parties, the Blocker Parties and the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by applicable Law) in writing by all of such parties:

(a)          NYSE Listing Requirements.  The shares of Surviving Pubco Class A Shares contemplated to be listed pursuant to this Agreement (including the Surviving Pubco Class A shares issued upon settlement of Surviving Pubco Class A RSRs) shall have been listed on NYSE and shall be eligible for continued listing on NYSE immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to the Closing).

(b)          Applicable Law.  There shall not be in force any applicable Law or Governmental Order enjoining, prohibiting, making illegal, or preventing the consummation of the Mergers.

(c)          HTP Shareholder Approval.  The HTP Shareholder Approval shall have been obtained.

(d)          Company Voting Member Approval.  The Company Voting Member Approval shall have been obtained.

(e)          Effectiveness of Registration Statement.  The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

(f)          Net Tangible Assets.  HTP shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the HTP Share Redemption.

(g)          Pre-Closing Blocker Reorganization. The Pre-Closing Blocker Reorganization shall have been consummated.

(h)          Domestication.  The Domestication shall have been consummated; provided that, the HTP Parties shall not be permitted to assert a failure of the satisfaction of the condition set forth in this clause (h) if such failure arises from a failure of any of the HTP Parties or its Representatives to promptly undertake any action solely within the control of any of the HTP Parties or its Representatives to consummate the Domestication, including making and/or procuring the filings pursuant to Section 2.01.

Section 11.02       Conditions to Obligations of the HTP Parties.  The obligations of the HTP Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the HTP Parties:

(a)          Representations and Warranties.

(i)          Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01 (Corporate Organization of the Company (Due Incorporation)), Section 6.02 (Subsidiaries), Section 6.03 (Due Authorization), Section 6.06 (Capitalization), Section 6.15 (Brokers Fees) and Section 6.19(a) (Absence of Changes (No Material Adverse Effect)) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case of the foregoing, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)          The representations and warranties of the Company contained in Section 6.19(a) (Absence of Changes (No Material Adverse Effect)) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iii)          Each of the representations and warranties of the Company contained in Section 6.01 (Corporate Organization of the Company (Due Incorporation)), Section 6.02 (Subsidiaries), Section 6.03 (Due Authorization) and Section 6.15 (Brokers’ Fees) (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein) hereof shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(iv)          Each of the representations and warranties of the Company contained in Section 6.06 (Capitalization) (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein) hereof shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date).

(b)          Covenants.  Each of the covenants of the Company and of the Blockers to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)          No Material Adverse Effect.  From the date of this Agreement there shall not have occurred a Material Adverse Effect.

(d)          Closing Deliverables.  HTP shall have received the deliverables set forth in Section 4.10(a).

(e)          Financial Statements.  If the Closing has not occurred prior to November 12, 2021, the Company shall have delivered to HTP all financial statements in respect of the Company to the extent required in order to render the Registration Statement, including any pre-effective and post-effective amendments thereto, in compliance in all materials respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Registration Statement, to the extent the HTP Shareholder Approval has not been obtained.

Section 11.03       Conditions to the Obligations of the Blockers and the Company.  The obligations of the Blocker Parties and the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)          Minimum Cash.  Available Cash shall be greater than or equal to Minimum Cash.

(b)          Representations and Warranties.

(i)           Each of the representations and warranties of the HTP Parties contained in this Agreement (without giving effect to any materiality or “HTP Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 7.01 (Corporate Organization), Section 7.02 (Due Authorization), Section 7.06 (HTP Capitalization), Section 7.11 (Brokers’ Fees), and Section 7.14(b) (Absence of Changes (No HTP Material Adverse Effect)), shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case of the foregoing, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a HTP Material Adverse Effect.

(ii)           The representations and warranties of the HTP Parties contained in Section 7.14 (Absence of Changes (No HTP Material Adverse Effect)) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iii)          Each of the representations and warranties of the HTP Parties contained in Section 7.01 (Corporate Organization), Section 7.02 (Due Authorization), and Section 7.11 (Brokers’ Fees) without giving effect to any materiality or “HTP Material Adverse Effect” (or similar qualifications therein), shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(iv)          Each of the representations and warranties of the HTP Parties contained in Section 7.06 (HTP Capitalization) (without giving effect to any materiality or “HTP Material Adverse Effect” or similar qualifications therein) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date).

(c)          Covenants.  Each of the covenants of the HTP Parties to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)          No HTP Material Adverse Effect.  From the date of this Agreement there shall not have occurred a HTP Material Adverse Effect.

(e)          Listing of Stock Consideration.  The Surviving Pubco Class A Shares shall have been approved for listing on the NYSE and such approval shall not be subject to any conditions or any plan of compliance to which Surviving Pubco would be subject after the Closing.

(f)          Trust Account.  (i) HTP shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to Surviving Pubco to be released to Surviving Pubco at the Closing; (ii) all of such funds in the Trust Account available to Surviving Pubco shall be released to Surviving Pubco; and (iii) there shall be no Action pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a HTP Material Adverse Effect.

(g)          Closing Deliverables.  The Company shall have received the deliverables set forth in Section 4.10(c).

Section 11.04       Satisfaction of Conditions.  All conditions to the obligations of the Company, the Blocker Parties and the HTP Parties to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.

ARTICLE 12
Termination/Effectiveness

Section 12.01       Termination.  This Agreement may be terminated and the Transactions abandoned prior to the Closing:

(a)          by written consent of the Company and HTP;

(b)          by written notice to the Company from HTP, if:

(i)          there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date HTP provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from HTP of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii)          the Closing has not occurred on or before 5:00 p.m. on March 31, 2022 (the “Termination Date”); provided, however, that if the Registration Statement on Form S-4 has not been declared effective by the 90th day following the date of this Agreement, the Company and HTP shall each have the right to extend the Termination Date by up to an additional 60 days;

(iii)          the consummation of the Mergers is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or

(iv)          the NYSE rejects the listing of the Surviving Pubco Class A Shares to be issued pursuant to this Agreement, and such rejection is final and non-appealable; provided that, the right to terminate this Agreement under subsection (ii) of this Section 12.01(b) shall not be available if any of the HTP Parties is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 11.03(a) or Section 11.03(c) to be satisfied as of the Termination Date;

(c)          by written notice to HTP from the Company, if:

(i)            there is any breach of any representation, warranty, covenant or agreement on the part of the HTP Parties set forth in this Agreement, such that the conditions specified in Section 11.03(a), Section 11.03(a) or Section 11.03(c) would not be satisfied at the Closing (a “Terminating HTP Breach”), except that, if any such Terminating HTP Breach is curable by HTP, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date HTP provides written notice of such violation or breach and the Termination Date) after receipt by HTP of notice from the Company of such breach, but only as long as HTP continues to exercise such reasonable best efforts to cure such Terminating HTP Breach (the “HTP Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating HTP Breach is not cured within the HTP Cure Period;

(ii)           the Closing has not occurred on or before the Termination Date;

(iii)          the consummation of the Mergers is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or

(iv)           in the event of a HTP Modification in Recommendation;

provided that, the right to terminate this Agreement under subsection (ii) of this Section 12.01(c) shall not be available if the Company is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 11.02(a) or Section 11.02(b) to be satisfied as of the Termination Date;

(d)          by written notice from either the Company or HTP to the other party if  the HTP Shareholder Approval is not obtained upon a vote duly taken thereon at the HTP Extraordinary General Meeting (subject to any permitted adjournment or postponement of the HTP Extraordinary General Meeting).

Section 12.02       Effect of Termination.  Except as otherwise set forth in this Section 12.02, in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of the any of the Parties for any intentional and willful breach of this Agreement by such Party occurring prior to such termination.  The provisions of Sections 8.04, 12.02, 14.05, 14.06, 14.08, 14.12, and 14.14 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

ARTICLE 13
Holder Representative

Section 13.01      Designation and Replacement of Holder Representative.  The Parties have agreed that it is desirable to designate a representative to act on behalf of the Holders (the “Holder Representative”).  By virtue of approving the Transactions and the adoption of this Agreement, the approval of the terms of the Transactions, and the consummation of the Transactions or participating in the Transactions and receiving the benefits hereof, including the right to receive the consideration payable in connection with the Transactions, each of the Holders shall be deemed to have irrevocably designated and appointed, and hereby irrevocably designates and appoints Shareholder Representative Services LLC as his, her or its representative, agent and attorney-in-fact as of the Closing for all purposes in connection with this Agreement and any related agreements.  The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Company Common Units immediately prior to the Effective Time (the “Majority Holders”).  In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

Section 13.02       Authority and Rights of the Holder Representative; Limitations on Liability.

(a)          After the Closing, the Holder Representative shall have full power and authority on behalf of the Holders:

(i)             to act on behalf of each of them in the absolute discretion of Holder Representative, including with the power to execute and deliver any amendment or waiver respect to (or to terminate) this Agreement;

(ii)           to assert, and to agree to resolution of, any claim or dispute under this Agreement, and to take any and all actions (including, for the avoidance of doubt, executing and delivering any notices or documents, incurring any costs and expenses on behalf of the Holders, making any and all determinations, negotiating, compromising, settling, exercising, or refraining from exercising any remedies available to the Holders, and signing any releases, agreements, or other documents, in each case with respect to any such claim or dispute) that may be required or permitted by this Agreement.

(iii)          to engage and employ advisors, consultants, agents, representatives, accountants, legal counsel, and other professionals and incur such out-of-pocket fees, costs, and expenses as the Holder Representative deems necessary or prudent in connection with the performance of its duties under this Agreement;

(iv)           to make and receive notices and other communications pursuant to this Agreement and any Ancillary Agreement and service of process in any Action arising out of or related to this Agreement and any Ancillary Agreement;

(v)           (A) to cause or authorize amounts to be paid from the Holder Representative Amount to satisfy the obligations of the Holders in accordance with this Agreement and (B) to distribute any of the Holder Representative Amount to the Exchange Agent for further distribution to the Holders at such time as the Holder Representative determines, in its sole discretion, such amounts are no longer required to be held in satisfaction of the Holders or Holder Representative’s obligations hereunder; and

(vi)          in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 13.02.

(b)          The HTP Parties and Surviving Pubco will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by the Holder Representative, and on any other action taken or purported to be taken on behalf of any Holder by the Holder Representative, as being fully binding upon such Person.  Any decision or action by the Holder Representative hereunder, including any agreement between the Holder Representative and any HTP Party or Surviving Pubco relating to the defense, payment, or settlement of any claims hereunder, will constitute a decision or action of all Holders and will be final, binding and conclusive upon each such Person.  No Holder will have the right to object to, dissent from, protest or otherwise contest the same.  The HTP Parties and Surviving Pubco will be entitled to rely upon any document or other paper delivered by the Holder’s Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Holder’s Representative, and the HTP Parties and Surviving Pubco will not be liable to any Holder or the Company or any of its Subsidiaries for any action taken or omitted to be taken by the HTP Parties or Surviving Pubco in such reliance.

(c)         The provisions of this Section 13.02 will be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Holder, and any references in this Agreement to a Holder will mean and include the successors to the Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d)         The Holders shall indemnify the Holder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Holder Representative, the Holder Representative will reimburse the Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct.  Representative Losses may be recovered by the Holder Representative from (i) the Holder Representative Amount and (ii) any other funds that become payable to the Holders under this Agreement at such time as such amounts would otherwise be distributable to the Holders; provided, that while the Holder Representative may be paid from the aforementioned sources of funds, this does not relieve the Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred.  In no event will the Holder Representative be required to advance its own funds on behalf of the Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative hereunder.

(e)          The Holder Representative will not have, by reason of this Agreement, a fiduciary relationship in respect of any Holder.  The Holder Representative will not be liable to any Holder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Holder’s Representative will not be relieved of any liability imposed by Law for willful misconduct.  The Holder Representative shall not be liable for any action or omission pursuant to the advice of counsel.  The Holder Representative will not be liable to the Holders for any apportionment or distribution of payments made by the Holder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Holder to whom payment was due, but not made, will be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled.  Neither the Holder Representative nor any agent employed by it will incur any liability to any Holder by virtue of the failure or refusal of the Holder Representative for any reason to consummate the Transactions or relating to the performance of its other duties hereunder, except for actions or omissions constituting Fraud or bad faith.

(f)          All of the rights, indemnities, immunities, and the powers granted to the Holder Representative under this Agreement will survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement.

ARTICLE 14
Miscellaneous

Section 14.01      Non-Survival of Representations, Warranties and Covenants.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent until such covenants and agreements have been fully performed and (b) any claim based upon Fraud.

Section 14.02      Waiver.  Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement.  No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party.

Section 14.03       Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), during normal business hours and otherwise as of the immediately following Business Day), addressed as follows:

(e)          If to any HTP Party, to:

Highland Transcend Partners I Corp.
777 Arthur Godfrey Road, #202
Miami Beach, FL 33140
Attention: Ian Friedman
E-mail:          ian@highlandtranscend.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017

Attention:     Michael Davis
Derek Dostal
Lee Hochbaum

Email:   michael.davis@davispolk.com
derek.dostal@davispolk.com
lee.hochbaum@davispolk.com

(f)          If to the Company, to:

Packable Holdings, LLC
1985 Marcus Ave, Suite 207
Lake Success NY 11042
Attention:    Ian R. Cohen, General Counsel
Email:          ian@pharmapacks.com

with copies (which shall not constitute notice) to:

          Cooley LLP
55 Hudson Yards
New York, NY 10001
Attention:     Sacha Ross
David I. Silverman
Nicolas H.R. Dumont
Email:           sross@cooley.com
dsilverman@cooley.com
ndumont@cooley.com

(g)          If to the Blocker Parties to:

Carlyle Partners VII Pacer Holdings, L.P.
520 Madison Avenue
New York, NY 10022
Attention:     Jay Sammons
Yue Bonnet
Email:          jay.sammons@carlyle.com
yue.bonnet@carlyle.com

Latham & Watkins LLP
555 Eleventh Street, NW
Washington, D.C.  20004
Attention:    Paul F. Sheridan, Jr.
Marc A. Granger
Email:          paul.sheridan@lw.com
marc.granger@lw.com

(h)          If to the Holder Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention:          Managing Director
Email:           deals@srsacquiom.com

with copies (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, NY 10001
Attention:            Sacha Ross
David I. Silverman
Nicolas H.R. Dumont
Email:                  sross@cooley.com
dsilverman@cooley.com
ndumont@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 14.03.

Section 14.04      Assignment.  No Party shall assign this Agreement or any part hereof (including by operation of law in connection with a merger or consolidation or conversion of HTP or the Company, other than in the Domestication) without the prior written consent of the other Parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 14.05       Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 10.02, (b) from and after the Effective Time, the Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article 3, Article 4, and this Section 14.05 and (c) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 14.05 and Section 14.14.

Section 14.06      Expenses.  Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that in the event that the Closing is consummated, at the Closing, HTP shall pay all Company Transaction Expenses and HTP Transaction Expenses, other than Previously Paid Company Transaction Expenses or Previously Paid HTP Transaction Expenses from the proceeds of the PIPE Financing and/or the Trust Account.

Section 14.07      Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 14.08     Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 14.09      Entire Agreement.  This Agreement, the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 14.10       Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties.

Section 14.11      Publicity.  Except (a) communications consistent with the final form of joint press release announcing the Transactions and the investor presentation given to investors in connection with the announcement of the Transactions or (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the HTP Parties, on the one hand, and, prior to Closing, the Company or after the Closing, the Company and the Holder Representative, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other.  Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Transactions, the Holder Representative shall be permitted to announce that it has been engaged to serve as the Holder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 14.12      Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 14.13       Jurisdiction; WAIVER OF TRIAL BY JURY.  Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought exclusively in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court.  Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14.13.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 14.14       Enforcement.

(a)         The Parties agree that irreparable damage for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Law, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement.

(b)         Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14.14(b) shall not be required to provide any bond or other security in connection with any such injunction.

Section 14.15      Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or HTP under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.  Notwithstanding anything to the contrary in this Section 14.15, nothing in this Section 14.15 shall limit (a) any liabilities or obligations against any party to an Ancillary Agreement in respect thereof or (b) any Party’s remedies in the event of Fraud.  Notwithstanding anything to the contrary, this Section 14.15 shall not apply to Article 13, which shall be enforceable by the Holder Representative in its entirety against the Holders.

Section 14.16       Legal Representation.

(a)         HTP hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries), and each of their respective successors and assigns (all such parties, the “HTP Waiving Parties”), that Cooley LLP may represent the Surviving Company and its Subsidiaries or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company and its Subsidiaries or other HTP Waiving Parties, and each of HTP and the Company on behalf of itself and the HTP Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  HTP and the Company acknowledge that the foregoing provision applies whether or not Cooley LLP provides legal services to the Surviving Company or any of its Subsidiaries after the Closing Date.  HTP and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Pubco, the Surviving Company and their respective Subsidiaries) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions between or among the Company or any of its Subsidiaries, on the one hand, and Cooley LLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Holders after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company.  Notwithstanding the foregoing, any privileged communications or information shared by HTP prior to the Closing with the Company under a common interest agreement shall be and remain the privileged communications or information of the Company.

(b)         The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Davis Polk & Wardwell LLP may represent HTP or any of its respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Surviving Company and its Subsidiaries), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of HTP or other Company Waiving Parties, and each of HTP and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  The Company acknowledges that the foregoing provision applies whether or not Davis Polk & Wardwell LLP provides legal services to HTP after the Closing Date.  HTP and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Pubco, the Surviving Company and their respective Subsidiaries), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions between or among HTP, the Sponsor or any other member of the HTP Parties, on the one hand, and Davis Polk & Wardwell LLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Sponsor after the Closing, and shall not pass to or be claimed or controlled by HTP or following the Closing, the Surviving Pubco, the Surviving Company or any of their respective Subsidiaries.  Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with any HTP Party or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Pubco.

[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

HIGHLAND TRANSCEND PARTNERS I CORP.

By:	/s/ Ian Friedman
Name: Ian Friedman
Title: Chief Executive Officer

PICASSO MERGER SUB I, INC.

By:	/s/ Ian Friedman
Name: Ian Friedman
Title: President

PICASSO MERGER SUB II, LLC

By:	/s/ Ian Friedman
Name: Ian Friedman Title: President

PICASSO MERGER SUB III, LLC

By:	/s/ Ian Friedman
Name: Ian Friedman Title: President

[Signature Page to Agreement and Plan of Merger]

CARLYLE PARTNERS VII PACER HOLDINGS, L.P.

By:	/s/ Jay W. Sammons
Name: Jay W. Sammons
Title: Authorized Person

By:

CP VII PACER CORP.

By:	/s/ Jeremy Anderson
Name: Jeremy Anderson
Title: Authorized Person

CP VII PACER EU L.P.

By:	/s/ Jeremy Anderson
Name: Jeremy Anderson
Title: Authorized Person

[Signature Page to Agreement and Plan of Merger]

PACKABLE HOLDINGS, LLC

By:	/s/ Andrew Vagenas
Name: Andrew Vagenas
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]